Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Blue Ridge Bankshares, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Bay Banks of Virginia, Inc. (the “Company”) as of December 31, 2020, the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively, “the financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provided a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) related to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Loan Losses

As described in Note 5 and Note 6 to the Company’s consolidated financial statements, the Company has a gross loan portfolio of $1.0 billion and related allowance for loan losses of $13.8 million as of December 31, 2020. As described by the Company in Note 2, the evaluation of the allowance for loan losses is inherently subjective as it requires estimates that are susceptible to significant revision as conditions change. The allowance for loan losses is evaluated on a regular basis and is based upon the Company’s review of the collectability of the loans in light of historical loss experience, adverse situations that may affect a borrower’s ability to repay, credit scores, past due history, estimated value of any underlying collateral, prevailing local and national economic conditions, and internal policies and procedures including credit risk management and underwriting.

We identified the Company’s estimate of the allowance for loan losses as a critical audit matter. The principal considerations for our determination of the allowance for loan losses as a critical audit matter related to the high degree of subjectivity in the Company’s judgments in determining the qualitative factors. Auditing these complex judgments and assumptions by the Company involves especially challenging auditor judgment due to the nature and extent of audit evidence and effort required to address these matters, including the extent of specialized skill or knowledge needed.

The primary procedures we performed to address this critical audit matter included:

•
We evaluated the relevance and the reasonableness of assumptions related to evaluation of the loan portfolio, current economic conditions, and other risk factors used in development of the qualitative factors for collectively evaluated loans.

•
We evaluated the reasonableness of assumptions and data used by the Company in developing the qualitative factors by comparing these data points to internally developed and third-party sources, and other audit evidence gathered.

/s/ Elliott Davis, PLLC

We have served as the Company's auditor since 2020.

Greenville, South Carolina

September 22, 2021

Report Of Independent Registered Public Accounting Firm

Board of Directors and the Shareholders

Bay Banks of Virginia, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Bay Banks of Virginia, Inc. (the “Company”) as of December 31, 2019, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2019, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of their operations and their cash flows for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Dixon Hughes Goodman LLP

We have served as the Company’s auditor since 2013

Charlotte, North Carolina

March 6, 2020

BAY BANKS OF VIRGINIA, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	December 31, 2020	December 31, 2019
ASSETS
Cash and due from banks	$8,754	$6,096
Interest-earning deposits	27,180	34,358
Federal funds sold	773	1,359
Certificates of deposit	1,018	2,754
Available-for-sale securities , at fair value	82,194	99,454
Restricted securities	4,385	5,706
Loans receivable, net of allowance for loan losses of $13,789 and $7,562, respectively	1,041,604	916,628
Loans held for sale	4,004	1,231
Premises and equipment, net	16,288	20,141
Accrued interest receivable	4,822	3,035
Other real estate owned, net	684	1,916
Bank owned life insurance	20,220	19,752
Goodwill	—	10,374
Mortgage servicing rights	970	935
Core deposit intangible	968	1,518
Other assets	9,126	6,666
Total assets	$1,222,990	$1,131,923
LIABILITIES
Noninterest-bearing demand deposits	$197,570	$137,933
Savings and interest-bearing demand deposits	443,788	382,607
Time deposits	377,041	389,900
Total deposits	1,018,399	910,440
Securities sold under repurchase agreements	1,180	6,525
Federal Home Loan Bank advances	10,000	45,000
Federal Reserve Bank advances	26,412	—
Subordinated notes, net of unamortized issuance costs	31,111	31,001
Other liabilities	12,910	12,772
Total liabilities	1,100,012	1,005,738
SHAREHOLDERS’ EQUITY
Common stock ($5 par value; authorized - 30,000,000 shares; outstanding - 13,246,283 and 13,201,682 shares, respectively) (1)	66,231	66,309
Additional paid-in capital	36,737	36,658
Unearned employee stock ownership plan shares	(1,251)	(1,525)
Retained earnings	20,134	24,660
Accumulated other comprehensive income, net	1,127	83
Total shareholders’ equity	122,978	126,185
Total liabilities and shareholders’ equity	$1,222,990	$1,131,923

(1)
Preferred stock is authorized; however, none was outstanding as of December 31, 2020 and 2019

See Notes to Consolidated Financial Statements.

BAY BANKS OF VIRGINIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	December 31,
(Dollars in thousands, except share data)	2020	2019
INTEREST INCOME
Loans, including fees	$45,812	$46,998
Securities:
Taxable	2,350	2,298
Tax-exempt	358	425
Interest-bearing deposit accounts	129	581
Certificates of deposit and federal funds sold	44	116
Total interest income	48,693	50,418
INTEREST EXPENSE
Deposits	9,161	12,075
Securities sold under repurchase agreements	3	14
Subordinated notes and other borrowings	2,038	911
Federal Home Loan Bank advances	399	2,085
Federal Reserve Bank advances	76	—
Total interest expense	11,677	15,085
Net interest income	37,016	35,333
Provision for loan losses	6,824	1,182
Net interest income after provision for loan losses	30,192	34,151
NONINTEREST INCOME
Service charges and fees on deposit accounts	708	977
Wealth and trust management	1,983	1,738
Interchange fees, net	524	438
Other service charges and fees	124	115
Secondary market sales and servicing	3,251	941
Increase in cash surrender value of bank owned life insurance	468	481
Net gains (losses) on sales and calls of available-for-sale securities	32	(1)
Net gains on rabbi trust assets	234	192
Referral fees	1,132	—
Other	65	77
Total noninterest income	8,521	4,958
NONINTEREST EXPENSES
Salaries and employee benefits	15,456	15,597
Occupancy	3,171	3,319
Data processing	2,041	2,221
Bank franchise tax	1,026	864
Telecommunications and other technology	1,564	1,087
FDIC assessments	767	483
Foreclosed property	73	145
Consulting	302	526
Advertising and marketing	183	384
Directors’ fees	751	678
Audit and accounting	474	822
Legal	146	199
Core deposit intangible amortization	551	674
Net other real estate owned losses	381	460
Goodwill impairment	10,374	—
Merger-related	2,394	—
Other	2,575	2,943
Total noninterest expenses	42,229	30,402
(Loss) income before income taxes	(3,516)	8,707
Income tax expense	1,010	1,649
Net (loss) income	$(4,526)	$7,058
Basic and diluted (loss) earnings per share	$(0.35)	$0.54

See Notes to Consolidated Financial Statements.

BAY BANKS OF VIRGINIA, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Year Ended December 31,
(Dollars in thousands)	2020	2019
Net (loss) income	$(4,526)	$7,058
Other comprehensive (loss) income:
Unrealized gain on available-for-sale securities:
Net unrealized holding gain arising during the period	1,412	2,137
Deferred tax expense	(297)	(449)
Reclassification of net (gain) loss on available-for-sale securities in net income	(32)	1
Deferred tax benefit	7	—
Unrealized gain on available-for-sale securities, net of tax	1,090	1,689
Defined benefit pension plan:
Net defined benefit pension loss	(35)	(320)
Deferred tax benefit	7	67
Defined benefit pension plan loss, net of tax	(28)	(253)
Post-retirement benefit plan:
Net post-retirement benefit plan loss	(23)	(33)
Deferred tax benefit	5	7
Post-retirement benefit plan loss, net of tax	(18)	(26)
Total other comprehensive net income	1,044	1,410
Comprehensive (loss) income	$(3,482)	$8,468

See Notes to Consolidated Financial Statements.

BAY BANKS OF VIRGINIA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

				Unearned
				Employee		Accumulated
				Stock		Other
	Shares of		Additional	Ownership		Comprehensive	Total
	Common	Common	Paid-in	Plan	Retained	Income (Loss),	Shareholders’
	Stock	Stock	Capital	Shares	Earnings	net	Equity
(Dollars in thousands)
Balance January 1, 2019	13,201,682	$66,008	$36,972	$(1,734)	$17,557	$(1,327)	$117,476
Net income	—	—	—	—	7,058	—	7,058
Other comprehensive net income	—	—	—	—	—	1,410	1,410
Stock options exercised	5,377	27	(16)	—	—	—	11
Director stock grant	18,396	92	56	—	—	—	148
Restricted stock awards	109,051	545	(545)	—	—	—	—
Shares repurchased pursuant to repurchase program	(18,300)	(91)	(62)	—	—	—	(153)
Shares repurchased pursuant to ESOP	(54,405)	(272)	(155)	—	—	—	(427)
ESOP collateral release	—	—	12	209	—	—	221
Share-based compensation expense	—	—	396	—	—	—	396
Cumulative effect adjustment of adoption of accounting principle	—	—	—	—	45	—	45
Balance December 31, 2019	13,261,801	66,309	36,658	(1,525)	24,660	83	126,185
Net loss	—	—	—	—	(4,526)	—	(4,526)
Other comprehensive net income	—	—	—	—	—	1,044	1,044
Stock options exercised, net	16,689	83	5	—	—	—	88
Director stock grant	21,789	109	55	—	—	—	164
Restricted stock awards	32,696	163	(163)	—	—	—	—
Shares repurchased pursuant to ESOP	(86,692)	(433)	(326)	—	—	—	(759)
ESOP collateral release	—	—	—	274	—	—	274
Share-based compensation expense	—	—	508	—	—	—	508
Balance December 31, 2020	13,246,283	$66,231	$36,737	$(1,251)	$20,134	$1,127	$122,978

See Notes to Consolidated Financial Statements.

BAY BANKS OF VIRGINIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
(Dollars in thousands)	2020	2019
Cash Flows From Operating Activities
Net (loss) income	$(4,526)	$7,058
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Goodwill impairment charge	10,374	—
Depreciation and amortization	1,403	1,657
Net premium amortization on available-for-sale securities	495	396
Amortization of subordinated notes issuance costs	110	40
Amortization of core deposit intangible	551	674
Accretion of fair value adjustments on assumed time deposits	(74)	(123)
Accretion of fair value adjustments (discounts) on acquired loans	(533)	(1,922)
Provision for loan losses	6,824	1,182
Share-based compensation expense	508	396
Deferred income tax (benefit) expense	(2,567)	408
Net (gain) loss on sale of available-for-sale securities	(32)	1
Increase in other real estate owned valuation allowance	410	434
Net (gain) loss on sale of other real estate owned	(29)	26
Net loss on the disposition of other assets	2	3
(Increase) decrease in value of mortgage servicing rights	(35)	42
Originations of loans held for sale (HFS)	(232,595)	(62,909)
Proceeds from HFS loan sales	232,436	62,684
Gain on HFS sold loans	(2,614)	(638)
Increase in cash surrender value of bank owned life insurance	(468)	(481)
Decrease (increase) in accrued interest receivable and other assets	1,144	(2,844)
Increase in other liabilities	139	4,658
Net cash provided by operating activities	10,923	10,742
Cash Flows From Investing Activities
Proceeds from sales, maturities, calls, and principal paydowns of available-for-sale securities	30,397	10,487
Maturities of certificates of deposit	1,736	992
Purchases of available-for-sale securities	(12,227)	(25,968)
Sales of restricted securities, net	1,321	1,894
Decrease (increase) in federal funds sold	586	(734)
Net increase in loans	(131,878)	(22,141)
Proceeds from sale of other real estate owned	1,462	1,665
Net purchases of premises and equipment	(268)	(288)
Net cash used in investing activities	(108,871)	(34,093)
Cash Flows From Financing Activities
Increase in demand, savings, and other interest-bearing deposits	120,818	47,018
Net (decrease) increase in time deposits	(12,785)	21,353
Stock options exercised, net	88	11
Net (decrease) increase in securities sold under repurchase agreements	(5,346)	269
Purchases of common stock	(759)	(580)
Issuance of subordinated notes, net of issuance costs	—	24,068
Decrease in Federal Home Loan Bank advances	(35,000)	(55,000)
Increase in Federal Reserve Bank advances	26,412	—
Net cash provided by financing activities	93,428	37,139
Net (decrease) increase in cash and cash equivalents (including interest-earning deposits)	(4,520)	13,788
Cash and cash equivalents (including interest-earning deposits) at beginning of period	40,454	26,666
Cash and cash equivalents (including interest-earning deposits) at end of period	$35,934	$40,454
Supplemental Schedule of Cash Flow Information
Cash paid for:
Interest	$12,040	$14,701
Income taxes	1,340	—
Non-cash investing and financing:
Unrealized gain on available-for-sale securities	1,373	2,137
Change in fair value of pension and post-retirement benefit plan obligation	(58)	(353)
Changes in deferred taxes resulting from other comprehensive income transactions	(278)	(375)
Loans transferred to other real estate owned	611	444
Cumulative effect adjustment of adoption of accounting principle	—	(45)
Employee stock ownership plan transactions	274	221
Director and executive stock grants	164	148

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Basis of Presentation

Bay Banks of Virginia, Inc. (the “Company”) is the holding company for Virginia Commonwealth Bank (the “Bank”), for VCB Financial Group, Inc. (the “Financial Group”), and for Steptoes Holdings, LLC (“Steptoes Holdings”). The consolidated financial statements of the Company include the accounts of Bay Banks of Virginia, Inc., the Bank, the Financial Group, and Steptoes Holdings. All significant intercompany accounts and transactions are eliminated upon consolidation.

The Bank is a state-chartered bank, headquartered in Richmond, Virginia, and a member of the Federal Reserve System. As of December 31, 2020, it served businesses, professionals, and consumers through 17 banking offices located in the greater Richmond region, the Northern Neck region, Middlesex County, and the Hampton Roads region of Virginia. The Bank offers a wide range of deposit and loan products to its retail and commercial customers. A substantial amount of the Bank’s deposits are interest-bearing. The majority of the Bank’s loan portfolio is secured by real estate.

The Financial Group provides management services for personal and corporate trusts, including estate planning, estate settlement, trust administration, and investment and wealth management. Products and services include revocable and irrevocable living trusts, testamentary trusts, custodial accounts, investment planning, brokerage services, insurance investment managed accounts, and managed and self-directed individual retirement accounts.

On August 12, 2020, the Company and Blue Ridge Bankshares, Inc. (“Blue Ridge”) entered into a merger agreement pursuant to which the Company merged with and into Blue Ridge, with Blue Ridge as the surviving corporation, on January 31, 2021 (the “Blue Ridge Merger”). Also pursuant to the merger agreement, immediately following the Blue Ridge Merger, the Bank merged with and into Blue Ridge Bank, National Association (“Blue Ridge Bank”), with Blue Ridge Bank as the surviving bank. Under the terms of the merger agreement, shareholders of the Company received the right to 0.50 shares of Blue Ridge common stock for each share of the Company’s common stock they owned. Upon completion of the Blue Ridge Merger, the Company’s shareholders owned approximately 54% and Blue Ridge shareholders owned approximately 46% of the combined company’s stock.

On April 1, 2017, the Company completed its merger with Virginia BanCorp Inc. (“Virginia BanCorp”), a bank holding company conducting substantially all of its operations through its subsidiary, Virginia Commonwealth Bank. Immediately following the Company’s merger with Virginia BanCorp, Virginia BanCorp’s subsidiary bank was merged with and into Bank of Lancaster (collectively, the “Virginia BanCorp Merger”). Bank of Lancaster then changed its name to Virginia Commonwealth Bank.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) and to the general practices within the banking industry. In management’s opinion, all adjustments necessary for a fair presentation of the consolidated financial statements have been included.

Certain amounts presented in the consolidated financial statements of prior periods have been reclassified to conform to current year presentations. The reclassifications had no effect on net income, net income per share, or shareholders’ equity as previously reported.

All dollar amounts included in the tables in these notes are in thousands, except per share data, unless otherwise stated.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions. The amounts recorded in the consolidated financial statements may be affected by those estimates and assumptions. Actual results may vary from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the measurement of fair value of other real estate owned, the valuation of deferred income tax assets, the impairment testing of goodwill, the projection of pension and post-retirement benefit plan obligations, and the fair value measurements.

Cash and Cash Equivalents

Cash and cash equivalents are carried at cost and mature within ninety days of the balance sheet date. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and interest-earning deposits, including deposits with the Federal Reserve Bank of Richmond (“FRB”).

Securities

Investments in debt securities with readily determinable fair values are classified as either held to maturity, available-for-sale, or trading, based on management’s intent and ability. As of December 31, 2020, all of the Company’s investment securities are debt securities and are classified as available-for-sale. Securities available-for-sale are carried at estimated fair value with the corresponding unrealized gains and losses excluded from earnings and reported as a component other comprehensive income (loss). A gain or loss on sale is recognized in earnings on the settlement date based on the amortized cost of the specific security sold. GAAP states the trade date is the date on which a purchase or sale of a security is to be recognized; however, the Company’s policy is to recognize the transaction upon the movement of cash (i.e., settlement date) and believes there is no material difference between the two methods. The amortization of purchase premiums and accretion of purchase discounts are recognized in interest income, using the interest method over the terms of the respective securities.

Impairment of an investment security occurs when the fair value of a security is less than its amortized cost as of the balance sheet date and the value of the security is not expected to be recovered. For debt securities, impairment is considered an other-than-temporary impairment (“OTTI”) and recognized in its entirety in net income if (i) there is evidence of credit related impairment; (ii) the Company intends to sell the security; or (iii) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. If the Company does not intend to sell the security and it is not more likely than not that it will be required to sell the security before recovery, the Company must determine what portion of the impairment is attributable to a credit loss, which occurs when the amortized cost basis of the security exceeds the present value of the cash flows expected to be collected from the security. If there is a credit loss, the loss must be recognized in net income and the remaining portion of impairment must be recognized as a component of other comprehensive income (loss).

The Company regularly reviews each investment security for OTTI based on criteria that include the extent to which cost exceeds fair value, the duration of that market decline, the financial health of and specific prospects for the issuer, the Company’s best estimate of the present value of cash flows expected to be collected from debt securities, the Company’s intention with regard to holding the security to maturity, and the likelihood that it would be required to sell the security before recovery.

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 21. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect management’s estimates.

Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements, which are classified as secured borrowings, generally mature within one day from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transaction. The Company is required to provide collateral based on the value of the underlying cash. The Company pledges certain investment securities to satisfy its collateral requirements.

Loans

The Company offers mortgage loans on real estate, commercial and industrial loans, and consumer loans. A substantial portion of the Company’s loan portfolio is secured by mortgage loans on real estate. The ability of the Company’s borrowers to honor their loan agreements is dependent upon their ability to generate sufficient cash flow (business or personal), the value of the underlying collateral (e.g., real estate), and/or the general economic conditions in the Company’s market areas.

Loans are reported at their recorded investment, which is the outstanding principal balance net of any unearned income and cost, such as deferred fees and costs, charge-offs, and discounts or premiums on acquired or purchased loans. Interest on loans is recognized into earnings over the contractual term of the loan and is calculated using the interest method on principal amounts outstanding. Loan fees and certain direct origination costs are deferred and recognized as an adjustment of the related loan yield over the contractual term of the loan, adjusted for early pay-offs or principal curtailments, as applicable. The accounting for discounts and premiums on acquired or purchased loans differs if the loans were designated purchased credit-impaired or purchased performing as of the acquisition date, as described below.

The accrual of interest is generally discontinued at the time a loan is 90 days or more past due, or earlier, if collection of principal or interest is not expected. Loans greater than 90 days past due may remain on accrual status if the credit is well-secured and in process of collection. Consumer loans are typically charged-off no later than when 180 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are charged-off at an earlier date if collection of principal and/or interest is considered doubtful. Nonaccrual and past due policies are materially the same for all types of loans, including impaired loans, with the exception of purchased credit-impaired (“PCI”) loans, as discussed below.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. Any subsequent interest received on these loans is recognized as interest income under the cash basis method of accounting or applied as a reduction of the principal balance of the loan until qualifying for return to accrual status. Generally, a loan is returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are fully expected, or the loan becomes well-secured and is in process of collection.

Loans Acquired in a Business Combination

The Company accounts for loans acquired in a business combination in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations, ASC 310-20, Receivables-Nonrefundable Fees and Other Costs, and ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. As of the date of the Virginia BanCorp Merger, loans were designated as either PCI or purchased performing loans and were recorded at estimated fair value on the date of acquisition without the carryover of the related allowance for loan losses.

PCI loans are those for which there is evidence of credit deterioration since origination and for which it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments. When determining estimated fair value at acquisition, PCI loans were aggregated into pools of loans based on common characteristics such as loan type, date of origination, and evidence of credit quality deterioration, such as internal risk grades and past due and nonaccrual status. The Company must then estimate the amount and timing of expected cash flows for each loan pool, and the expected cash flows in excess of the estimated fair value is recorded as interest income over the remaining life of the loan pool as accretable yield. These estimates include certain prepayment assumptions based on the nature of each loan pool. The excess of the loan pools contractual principal and interest payments over expected future cash flows is not recorded in the Company’s consolidated financial statements (nonaccretable difference). Over the life of the loan pool, expected future cash flows continue to be estimated on a periodic basis. If the present value of expected future cash flows is less than the carrying amount, an impairment is recorded as a provision for loan losses. If the present value of expected future cash flows is greater than the carrying amount, the respective loan pool’s yield is adjusted and the additional income is recognized prospectively into earnings over the loan pool’s remaining life.

Loans not designated as PCI loans as of the acquisition date were designated as purchased performing loans. The Company accounts for purchased performing loans using the contractual cash flows method of recognizing discount accretion or premium amortization based on the acquired loans’ contractual cash flows. Purchased performing loans were recorded at estimated fair value at the time of Virginia BanCorp Merger, including a credit-related discount and a discount or premium for differences in interest rates of the acquired loans compared to market rates for similar loans as of the acquisition date (collectively referred to as a fair value mark). The fair value mark is accreted or amortized as an adjustment to yield over the remaining contractual lives of the loans.

There is no allowance for loan losses established at the acquisition date for purchased performing or PCI loans. A provision for loan losses may be recorded for any deterioration in these loans subsequent to acquisition or when a fair value mark on a purchased performing loan is fully accreted, at which time it is evaluated for loan losses on a specific or general basis, as discussed below. A fair value mark may be fully accreted if the loan reaches its original contractual maturity date and is extended for any reason.

Troubled Debt Restructurings (“TDR”)

In some situations, for economic or legal reasons related to a borrower’s financial condition, the Company may grant a concession to a borrower that it would not otherwise consider. Concessions include new terms that provide for a reduction of the face amount or maturity amount of the debt as stated in the original agreement, a reduction (absolute or contingent) of the stated interest rate for the remaining original life of the loan, and/or an extension of the maturity date or dates at a stated interest rate lower than the current market rate for new debt with similar risk. Concessions granted to a borrower experiencing financial difficulties results in a loan that is subsequently classified as a troubled debt restructuring or TDR. Management strives to identify borrowers in financial difficulty early and work with them to modify their loan to more affordable terms before their loan reaches nonaccrual status to minimize the economic loss and to avoid foreclosure or repossession of underlying collateral, if any. Management assesses all TDRs for impairment as noted below for impaired loans.

From the onset of the global COVID-19 pandemic, the Company has proactively addressed the needs of its commercial and individual borrowers by modifying loans allowing for the short-term deferral of principal payments or of principal and interest payments. Pursuant to the CARES Act, banks have the option to temporarily suspend certain requirements of GAAP related to TDRs for a limited period of time if certain conditions are met, such as the borrower was current as of December 31, 2019 and the modification was due to financial conditions due to the COVID-19 pandemic. All loan modifications made by the Company were made on a good faith basis to borrowers who met the requirements for modifications under the CARES Act.

Loan Risk Ratings

Loans in the Company’s loan portfolio are risk rated on a periodic basis by experienced credit personnel.

Risk rating categories are as follows:

Pass – Several pass credit risk ratings apply to loans in this category (risk rating 1 – 5). These ratings are assigned based on varying levels of risk, ranging from credits that are secured by cash or marketable securities to management attention credits that have all characteristics of an acceptable credit risk but warrant more than the normal level of monitoring.

Special Mention – Adverse trends in the borrower’s financial position are evident and warrant management’s close attention for loans risk rated special mention (risk rating 6). Any collateral securing loans in this category may not be fully adequate to secure the loan balance.

Substandard – A loan in this category has a well-defined weakness in the primary repayment source that jeopardizes the timely collection of the loan (risk rating 7). There is a distinct possibility that a loss may result if the weakness is not corrected.

Doubtful – Default has already occurred and it is likely that foreclosure or repossession procedures have begun or will begin in the near future. Weaknesses make collection or liquidation in full, based on currently existing information, highly questionable and improbable. Loans in this category are risk rated as 8s.

Loss – Uncollectible and of such little value that continuance as an asset is not warranted. Loans in this category are risk rated as 9s.

Allowance for Loan Losses (“ALL”)

The allowance for loan losses reflects management’s estimate of probable loan losses inherent in the loan portfolio as of the balance sheet date. Management uses a disciplined process and methodology to establish the ALL each quarter-end. To determine the total ALL, the Company estimates the reserves needed for each homogenous type of the loan category and for any loans analyzed individually for impairment. Depending on the nature of each loan type, considerations include historical loss experience, adverse situations that may affect a borrower’s ability to repay, credit scores, past due history, estimated value of any underlying collateral, prevailing local and national economic conditions, and internal policies and procedures including credit risk management and underwriting. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as conditions change.

The ALL consists of specific, general, and unallocated (if any) components. The specific component is determined by identifying impaired loans (as described below) then evaluating each one individually to calculate the amount of impairment. Impaired loans measured individually for impairment generally include (1) all loans risk rated substandard or worse with balances of $400 thousand or more, and (2) all loans designated as TDRs. For the general component of the ALL, the Company collectively evaluates loans not evaluated individually for a specific reserve, plus impaired loans risk rated Substandard or worse with balances less than $400 thousand. All loans evaluated collectively are grouped into types, and historical loss experience is calculated and applied to each loan type and the resultant reserve is adjusted for qualitative factors. Qualitative factors include changes in local and national economic indicators, such as unemployment rates, interest rates, gross domestic product growth, and real estate market trends; the level of past due and nonaccrual loans; risk ratings on individual loans; strength of credit policies and procedures; loan officer experience; borrower credit scores; and other intrinsic risks related to the types and geographic locations of loans. These qualitative adjustments reflect management’s judgment of risks inherent in the loan types. An unallocated component is maintained, if needed, to cover uncertainties that could affect management’s estimate of probable losses.

The specific component of the ALL includes the loan loss reserve necessary on impaired loans. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining the amount of impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays or payment shortfalls generally are not considered impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Generally, impaired loans are placed on nonaccrual status if they meet certain conditions as outlined above in the Loans section. However, TDR loans that are performing in accordance with their respective modified agreements may be placed on accrual status. Impairment is measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the underlying collateral less estimated selling costs if the loan is collateral dependent.

The general component of the ALL evaluates groups of loans by types, as noted above. The types are: (1) mortgage loans on real estate; (2) commercial and industrial loans; and (3) consumer and other loans. Mortgage loans on real estate are further disaggregated into the following types: (a) construction, land and land development; (b) farmland; (c) residential first mortgages; (d) residential revolving and junior mortgages; (e) commercial mortgages (non-owner-occupied); and (f) commercial mortgages (owner-occupied). Historical loss factors are calculated for the prior 20 quarters by loan type, and then applied to the current balances in each loan grouping. Finally, qualitative factors are applied to each loan type or loans within each type with certain attributes, as applicable.

The risk of loss generally varies depending on the loan type. Construction and land development loans carry risks that the project will not be finished according to schedule or according to budget and the value of the collateral, at any point in time, may be less than the principal amount of the loan. These loans also bear the risk that the general contractor or developer may face financial pressure unrelated to the project. Loans secured by land, farmland, and residential mortgages carry the risk of continued credit-worthiness of the borrower and changes in value of the underlying real estate collateral. Commercial mortgages and commercial and industrial loans carry risks associated with the profitable operation of a business and its related cash flows. Additionally, commercial and industrial loans carry risks associated with the value of collateral other than real estate, such as accounts receivable or inventory, which may fluctuate in value over time. Consumer loans carry risks associated with the continuing credit-worthiness of the borrower and are more likely than real estate loans to be adversely affected by unemployment, personal illness, bankruptcy, or divorce of an individual. Consumer loans secured by automobiles carry risks associated with rapidly depreciating collateral values. Consumer loans include loans and debt consolidation loans purchased from third parties.

Additions to the ALL are made by charges to earnings through the provision for loan losses. Charge-offs to the ALL result from credit exposures deemed to be uncollectible. Loans are considered uncollectible when no regularly scheduled payment has been made within 120 days and the loan is unsecured, or the borrower files for bankruptcy protection and there is no other financial support or guarantee from an entity outside of the bankruptcy proceedings (e.g., guarantor). As soon as any loan becomes uncollectible, the Company’s charge-off policy is based on whether the loan is unsecured or secured. If the loan is unsecured, the loan is charged-off in full. If the loan is secured, the outstanding principal balance of the loan is charged down to the net realizable value of the underlying collateral less estimated selling costs if the loan is collateral dependent. If the loan is not collateral dependent, the charge-off is based on management’s estimation of the net present value of future cash flows. Recoveries of previously charged-off amounts are credited to the ALL.

The summation of the specific, general, and unallocated components results in the ALL. The ALL is inherently subjective and actual losses could be greater or less than estimated. Further, changes in the ALL and the related provision expense can materially affect net income.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s ALL. Such agencies may require the Company to recognize additions or reductions to the ALL based on their judgments of information available to them at the time of their examination.

Mortgage Servicing Rights (“MSR”) Assets

MSR assets represent a contractual agreement where the rights to service an existing mortgage are sold by the original lender to another party who specializes in the various functions of servicing mortgages. MSR assets can also result from the retention of servicing when an originated loan is sold in the secondary market. The Company accounts for its MSR asset using the fair value measurement method per ASC 860-50, Transfers and Servicing, and as such, no amortization is recorded. Changes in the value of the MSR asset are recorded as a component of noninterest income in the period in which the fair value changes occur. MSR assets are included on the consolidated balance sheets and are recorded at fair value.

Premises and Equipment, net

Land is carried at cost. Premises and equipment, other than land, are carried at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the premises and equipment. Estimated useful lives range from 10 to 40 years for buildings, and from 3 to 10 years for furniture, fixtures, and equipment. Maintenance and repairs are charged to expense as incurred, and major improvements are capitalized.

Leases

On January 1, 2019, the Company adopted the requirements of Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). As part of the adoption of this accounting standard, the Company evaluated its population of existing real estate and equipment leases as of January 1, 2019. The purpose was to determine whether the Company’s existing contractual arrangements constitute a lease, or contain an embedded lease, which would be in scope under ASU 2016-02, and whether such leases would meet the requirements of an operating or financing lease under the new standard. Based on this evaluation, the Company identified 16 operating leases for land, buildings, and equipment with remaining lease terms ranging from one to ten years. Most of the Company’s leases include renewal options, with renewal terms extending the lease obligation up to as much as five years. Lease terms may include renewal or extension options to the extent they are reasonably certain to be exercised as assessed at lease commencement. The adoption of ASU 2016-02 on

January 1, 2019 resulted in the recognition of operating right-of-use (“ROU”) assets and operating lease liabilities of $3.5 million and $3.8 million, respectively, primarily related to real estate leases for branches, office space, and information technology-related equipment. A cumulative effect adjustment of $45 thousand was recorded upon adoption of ASU 2016-02, which is reflected in the Company’s statement of shareholders’ equity. As of and for the years ended December 31, 2020 and 2019, the Company did not have any leases that met the standard definition of a finance lease nor did it engage in any sale-leaseback transactions, have any short-term leases, or have any sublease income.

For operating leases, ROU assets and lease liabilities are recognized at the commencement date of the respective lease. ROU assets represent the Company’s right to use leased assets over the term of the lease and are included in premises and equipment, net, in the Company’s consolidated balance sheets. Lease liabilities represent the Company’s contractual obligation to make lease payments over the lease term and are measured as the present value of the lease payments over the lease term and are included in other liabilities in the Company’s consolidated balance sheets. ROU assets are measured as the amount of the lease liability adjusted for certain items such as prepaid lease payments, unamortized lease incentives, and unamortized direct costs. ROU assets are amortized on a straight-line basis less the periodic interest expense adjustment of the lease liability and the amortization is included in occupancy expense in the Company’s consolidated statements of operations. The discount rate used for the present value calculations for lease liabilities was the rate implicit in the lease if determinable, and when the rate was not determinable, the Company used its incremental, collateralized borrowing rate with the Federal Home Loan Bank of Atlanta (“FHLB”) for the period that most closely coincided with the respective lease term as of the commencement date of the lease.

In implementing ASU 2016-02, the Company elected various practical expedients. The Company elected to retain the operating lease classification for all of its existing leases as of January 1, 2019 under the former lease accounting standard. The Company elected not to re-assess whether existing contracts contained embedded lease arrangements or whether there were initial directs costs that should have been considered as part of the transition to ASU 2016-02. The Company also elected not to recognize an ROU asset and lease obligation for contracts with an initial term of twelve months or less. The expense associated with these short-term leases is included in noninterest expense in the consolidated statements of operations. To the extent that a lease arrangement includes both lease and non-lease components, the Company has elected not to account for these separately. Lastly, the Company elected to use a fair value threshold, such that a contract with an ROU asset or lease obligation below a minimum threshold of $7.5 thousand is excluded from the provisions of ASU 2016-02.

Other Real Estate Owned, net (“OREO”)

Other real estate owned, net of a valuation allowance, is reported on the consolidated balance sheets at the lower of cost or fair market value less estimated selling costs. Real estate properties acquired through, or in lieu of, loan foreclosure are marketed for sale and are initially recorded at fair value on the date of foreclosure less estimated selling costs, becoming the property’s cost basis. Upon acquisition (transfer), if the fair value of the property less estimated selling costs is less than the recorded investment of the loan, the difference is recorded as a charge-off to the ALL. Conversely, if upon transfer, the fair value of the property less estimated selling costs is in excess of the recorded investment of the loan, the difference is recorded as gain in noninterest expense on the consolidated statements of operations. Subsequent declines in the fair value of OREO below its initial carrying value are recorded as a valuation allowance against OREO and charged to noninterest expense. Revenue and expenses related to the operation or maintenance of OREO are included in expenses from foreclosed property in noninterest expense on the consolidated statements of operations. Finally, any gain or loss resulting from the sale or disposition of OREO is included in the net other real estate owned (gains) losses in noninterest expenses on the consolidated statements of operations.

Goodwill and Intangible Assets

Goodwill is an indefinite life intangible asset that represents the excess of the consideration paid or purchase price for an acquired entity over the fair value of the identifiable net assets acquired as of the acquisition date. Goodwill is tested for potential impairment on an annual basis in accordance with ASC 350, Intangibles-Goodwill and Other or more frequently if events and circumstances exists that indicate that a goodwill impairment test should be performed.

Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. The core deposit intangible asset resulting from the Virginia BanCorp Merger is the only intangible asset with a definite useful life on the Company’s consolidated balance sheets and is being amortized over 92 months from the date of the Merger on an accelerated basis using the sum-of-years digits method.

Long-lived assets, including purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Bank Owned Life Insurance (“BOLI”)

The Company invests in bank owned life insurance, which is life insurance purchased by the Bank on a selected group of employees. The Bank is the owner and primary beneficiary of the policies. BOLI is recorded in the Company’s consolidated balance sheets at the cash surrender value of the underlying policies. Earnings from the increase in cash surrender value of the policies are included in noninterest income on the consolidated statements of operations. The Bank has rights under the insurance contracts to redeem them for cash surrender value at any time; however, a redemption not upon the occurrence of death of an insured person is subject to taxation.

Income Taxes

Income taxes are accounted for using the balance sheet method in accordance with ASC 740, Accounting for Income Taxes. Per ASC 740, the objective is to recognize (a) the amount of taxes payable or refundable for the current year, and (b) defer tax liabilities and assets for the future tax consequences of events that have been recognized in the financial statements or federal income tax returns. A net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book (i.e., financial statement) and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Temporary differences are reversed in the period in which an amount or amounts become taxable or deductible.

When the Company’s federal tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would ultimately be sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely to be realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties, if any, associated with unrecognized tax benefits are classified as additional income taxes in the consolidated statements of operations.

The Company evaluates its net deferred tax asset on a quarterly basis to determine if it is more-likely-than-not those assets will be recovered and if a valuation allowance is needed. As of December 31, 2020 and 2019, the Company determined no valuation allowance related to its net deferred tax asset was necessary, as the expectation is that the Company will generate sufficient taxable income in future years to absorb all of its net deferred tax asset.

Employee Benefit Plans

The Company has a noncontributory cash balance benefit pension plan, which was frozen in 2012. The plan covers employees who had become vested in the plan as of the date it was frozen. The Company also has a post-retirement benefit plan covering eligible retirees’ medical and life insurance benefits, which was also frozen to new employees as of March 1, 2018. The Company accounts for both its pension and post-retirement benefit plans in accordance with ASC 715, Compensation-Retirement Benefits.

The Company also sponsors an Employee Stock Ownership Plan (“ESOP”) and a 401(k) deferred contribution retirement plan for the benefit of all eligible employees.

Earnings Per Share

Basic earnings per share represent income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate to outstanding stock options and restricted stock awards.

Shares allocated to participants of the Company’s ESOP and unallocated shares that collateralize ESOP borrowings but that are committed to be released are also included in basic and diluted weighted average shares outstanding. However, shares held by the ESOP that collateralize ESOP borrowings and that are not committed to be released are excluded from both basic and diluted weighted average shares outstanding.

Off-balance-sheet Financial Instruments

In the ordinary course of business, the Bank enters into off-balance-sheet financial agreements such as construction loan commitments, home equity lines of credit, overdraft protection lines of credit, unsecured lines of credit, working capital loan commitments, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

Share-based Compensation

The Company accounts for its share-based compensation awards for employees and directors in accordance with ASC 718, Compensation-Stock Compensation. The Company grants incentive stock options and non-qualified stock options to certain employees and directors, respectively, in addition to restricted stock. ASC 718 requires that the fair value of the respective award on the grant date be expensed over the requisite service period over which the award vests.

Revenue Recognition

On January 1, 2018, the Company adopted ASU No. 2014-09, Revenue from Contracts with Customers and all subsequent amendments to the ASU (“Topic 606”). This ASU revised guidance for the recognition, measurement, and disclosure of revenue from contracts with customers. The guidance, as amended, is applicable to all entities and replaces a significant portion of existing industry and transaction-specific revenue recognition rules with a more principles-based recognition model. Revenue associated with financial instruments, including interest income from loans and investment securities, loan origination fees, accretion of discounts, amortization of premiums, and credit card fees are outside the scope of the guidance. Gains and losses on sales of investment securities and loans and income from bank owned life insurance are similarly excluded from the scope of Topic 606. As part of the implementation of Topic 606, the Company reviewed other sources of its revenue including trust and wealth management fees, secondary market servicing fees, and service and other charges on deposit accounts against the requirements of the standard and concluded no changes in its accounting methods were necessary. These sources of revenue are recognized into income when the Company’s performance obligation is completed, which generally is when the transaction occurs and cash is collected. The Company’s adoption of Topic 606 did not have a material impact on the Company’s consolidated financial statements.

Note 3. Cash Reserves

Prior to the COVID-19 pandemic, the Board of Governors of the Federal Reserve System (the “Federal Reserve”) required member banks to maintain certain average cash reserve balances with their respective federal reserve banks. In response to the COVID-19 pandemic, the Federal Reserve waived this requirement effective March 26, 2020 and through December 31, 2020. The daily average cash reserve requirement as of December 31, 2020 was $13.1 million and the Bank was in compliance with this requirement for that period.

Note 4. Securities

The following tables present the aggregate amortized cost, unrealized gains and losses, and fair values of available-for-sale securities as of dates stated.

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2020	Cost	Gains	(Losses)	Value
U.S. Government agencies and mortgage backed securities	$42,791	$1,178	$(10)	$43,959
State and municipal obligations	18,075	778	(10)	18,843
Corporate bonds	19,395	82	(85)	19,392
Total available-for-sale securities	$80,261	$2,038	$(105)	$82,194

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2019	Cost	Gains	(Losses)	Value
U.S. Government agencies and mortgage backed securities	$67,491	$284	$(178)	$67,597
State and municipal obligations	16,238	341	(3)	16,576
Corporate bonds	15,165	116	—	15,281
Total available-for-sale securities	$98,894	$741	$(181)	$99,454

The cost of a security sold is based on amortized cost at the time of the sale. The following table presents the gross realized gains and gross realized losses, as well as proceeds from sales and calls of available-for-sale securities, for the periods presented.

	For the Year Ended December 31,
	2020	2019
Gross realized gains	$32	$13
Gross realized (losses)	—	(14)
Net realized loss	$32	$(1)
Aggregate proceeds	$15,532	$5,005

Securities with fair values of $3.5 million and $11.1 million were pledged as collateral for securities sold under repurchase agreements as of December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, all the securities pledged for repurchase agreements were state and municipal debt obligations. All the repurchase agreements had remaining contractual maturities that were overnight and continuous. Securities sold under repurchase agreements were $1.2 million and $6.5 million as of December 31, 2020 and 2019, respectively, and are reported as liabilities on the consolidated balance sheets. The securities pledged to each agreement are reviewed daily and can be changed at the option of the Bank with minimal risk of loss due to fair value changes.

The following tables present securities in an unrealized loss position as of December 31, 2020 and 2019 by period of the unrealized loss. The unrealized loss positions were related to interest rate movements and not the credit quality of the issuers. All U.S. Government agency securities and state and municipal securities are investment grade or better, and their losses are considered temporary. Management does not intend to sell nor expects to be required to sell these securities, and all amortized cost bases are expected to be recovered.

		Less than 12 months		12 months or more		Total
December 31, 2020	Number of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government agencies and mortgage backed securities	6	$2,925	$(10)	$113	$—	$3,038	$(10)
State and municipal obligations	2	1,416	(10)	—	—	1,416	(10)
Corporate bonds	8	5,724	(44)	959	(41)	6,683	(85)
Total temporarily impaired securities	16	$10,065	$(64)	$1,072	$(41)	$11,137	$(105)

		Less than 12 months		12 months or more		Total
December 31, 2019	Number of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government agencies and mortgage backed securities	38	$12,356	$(53)	$16,930	$(125)	$29,286	$(178)
State and municipal obligations	1	610	(3)	—	—	610	(3)
Total temporarily impaired securities	39	$12,966	$(56)	$16,930	$(125)	$29,896	$(181)

The following table presents the amortized cost and fair value by contractual maturity of available-for-sale securities as of the dates stated. Expected maturities may differ from contractual maturities, as issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2020		December 31, 2019
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	5,029	5,087	6,071	6,070
Due after one year but less than five years	18,018	18,528	17,679	17,826
Due after five years but less than ten years	30,766	31,269	38,628	38,869
Due after ten years	26,448	27,310	36,516	36,689
Total available-for-sale securities	$80,261	$82,194	$98,894	$99,454

Restricted Securities

The Company’s investment in FHLB stock totaled $1.4 million and $2.9 million at December 31, 2020 and 2019, respectively. The Company also had an investment in FRB stock, which totaled $2.7 million and $2.6 million at December 31, 2020 and 2019, respectively, and an investment in the stock of the Bank’s primary correspondent bank totaling $220 thousand at December 31, 2020 and 2019. The investments in both FHLB and FRB stock are required investments related to the Bank’s membership with the FHLB and FRB. These securities do not have a readily determinable fair value as their ownership is restricted, and they lack an active market for trading. Additionally, per charter provisions related to the FHLB and FRB stock, all repurchase transactions of such stock must occur at par. Accordingly, these securities are carried at cost and are included in restricted securities on the consolidated balance sheets.December 31, 2020

Note 5. Loans

The following table presents the Company’s composition of loans as of the dates stated.

	December 31, 2020	December 31, 2019
Mortgage loans on real estate:
Construction, land and land development	$139,166	$126,010
Commercial mortgages (non-owner occupied)	290,237	196,143
Commercial mortgages (owner occupied)	79,327	82,829
Residential first mortgages	277,272	293,913
Residential revolving and junior mortgages	27,325	31,893
Commercial and industrial	192,867	181,730
Paycheck Protection Program	45,300	—
Consumer	5,518	11,985
Total loans	1,057,012	924,503
Net unamortized deferred loan fees	(1,619)	(313)
Allowance for loan losses	(13,789)	(7,562)
Loans receivable, net	$1,041,604	$916,628

As of December 31, 2020 and 2019, the Company had $340.3 million and $369.5 million, respectively, of loans pledged to the FHLB as collateral for available borrowings. After adjustments by the FHLB, the total lendable collateral was $295.6 million and $288.8 million as of December 31, 2020 and 2019, respectively.

Beginning on April 3, 2020, the Company has participated in the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). Through the PPP, which is administered by the Small Business Administration, the federal government partnered with banks, including the Bank, to provide over $650 billion to small businesses to support payrolls and other operating expenses. PPP loans have a two-year term if originated prior to June 5, 2020 or a five-year term if originated on or subsequent to June 5, 2020 and earn interest at 1% per year. Banks originating PPP loans earn a processing fee of 1%, 3%, or 5% of the loan amount, depending on the size of the loan. The Company believes that the majority of these loans will be forgiven in accordance with the terms of the program, and will be paid in full pursuant to the U.S. government guarantee. As of December 31, 2020, the Company’s PPP loan balances were $45.3 million, and the Company had received $2.4 million of processing fees for originating approximately 700 loans. The Company is accounting for the PPP processing fees in accordance with ASC 310-20, Receivable-Nonrefundable Fees and Other Costs, which requires fees, net of costs, to be deferred and amortized as a component of loan yield over the contractual life of the loan, accelerated for prepayments. Of the $2.4 million of processing fees received in the second and third quarters of 2020, approximately $1.1 million have been recognized as interest income in the twelve months ended December 31, 2020. PPP loans are fully guaranteed by the U.S. government; therefore, the Company recorded no ALL for these loans as of and for the period ended December 31, 2020. In future periods, the Company may be required to establish an ALL for these loans, which would result in a provision for loan losses charged to earnings.

All COVID-19 pandemic-related loan modifications made by the Company in 2020 were made on a good faith basis to borrowers who met the requirements for modifications under the CARES Act (collectively, “COVID-19 Loan Modifications”). As of December 31, 2020, $47.2 million of loans to borrowers with COVID-19 Loan Modifications were still under their respective modified terms and had not resumed contractually scheduled payments.

The following tables present the recorded investment for past due and nonaccrual loans as of the dates stated. A loan past due 90 days or more is generally placed on nonaccrual unless it is both well-secured and in the process of collection. Loans presented below as 90 days or more past due and still accruing include PCI loans.

		90 Days or
	30-89	More Past		Total Past
	Days	Due and		Due and		Total
December 31, 2020	Past Due	Still Accruing	Nonaccrual	Nonaccrual	Current	Loans
Mortgage loans on real estate:
Construction, land and land development	—	$—	$1,057	$1,057	$138,109	$139,166
Commercial mortgages (non-owner occupied)	662	127	6,076	6,865	283,372	290,237
Commercial mortgages (owner occupied)	796	20	—	816	78,511	79,327
Residential first mortgages	2,529	—	2,850	5,379	271,893	277,272
Residential revolving and junior mortgages	77	—	457	534	26,791	27,325
Commercial and industrial	347	—	7,897	8,244	184,623	192,867
Paycheck Protection Program	—	—	—	—	45,300	45,300
Consumer	26	—	150	176	5,342	5,518
Total loans	$4,437	$147	$18,487	$23,071	$1,033,941	$1,057,012

		90 Days or
	30-89	More Past		Total Past
	Days	Due and		Due and		Total
December 31, 2019	Past Due	Still Accruing	Nonaccrual	Nonaccrual	Current	Loans
Mortgage loans on real estate:
Construction, land and land development	$77	$—	$417	$494	$125,516	$126,010
Commercial mortgages (non-owner occupied)	126	—	433	559	195,584	196,143
Commercial mortgages (owner occupied)	173	—	587	760	82,069	82,829
Residential first mortgages	3,904	16	1,403	5,323	288,590	293,913
Residential revolving and junior mortgages	52	—	724	776	31,117	31,893
Commercial and industrial	570	—	670	1,240	180,490	181,730
Consumer	139	—	242	381	11,604	11,985
Total loans	$5,041	$16	$4,476	$9,533	$914,970	$924,503

The $14.0 million increase in nonaccrual loans as of December 31, 2020 compared to December 31, 2020 was primarily due to loans to borrowers adversely affected by the COVID-19 pandemic. These borrowers exhibited weakness and management believes it is probable the borrowers will be unable to meet the contractual payment terms of their loan agreements. As of December 31, 2020, loans representing a significant amount of the increase in balances were current.

The following tables present an aging analysis, based upon contractual terms, of the recorded investment of PCI loans as of the dates stated, which are included in the tables above.

		90 Days or
	30-89	More Past		Total Past
	Days	Due and		Due and		Total
December 31, 2020	Past Due	Still Accruing	Nonaccrual	Nonaccrual	Current	Loans
Mortgage loans on real estate:
Construction, land and land development	$—	$—	$—	$—	$1,327	1,327
Commercial mortgages (non-owner occupied)	—	127	—	127	—	127
Commercial mortgages (owner occupied)	—	20	—	20	193	213
Residential first mortgages	264	—	—	264	2,146	2,410
Residential revolving and junior Mortgages	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—
Consumer	—	—	—	—	36	36
Total purchased credit-impaired loans	$264	$147	$—	$411	$3,702	$4,113

		90 Days or
	30-89	More Past		Total Past
	Days	Due and		Due and		Total
December 31, 2019	Past Due	Still Accruing	Nonaccrual	Nonaccrual	Current	Loans
Mortgage loans on real estate:
Construction, land and land development	$—	$—	$—	$—	$1,357	$1,357
Commercial mortgages (non-owner occupied)	126	—	—	126	—	126
Commercial mortgages (owner occupied)	25	—	—	25	229	254
Residential first mortgages	239	16	—	255	2,836	3,091
Residential revolving and junior Mortgages	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—
Consumer	—	—	—	—	42	42
Total purchased credit-impaired loans	$390	$16	$—	$406	$4,464	$4,870

The following table presents the changes in the accretable yield for PCI loans for the periods stated.

	For the Year Ended
	December 31, 2020	December 31, 2019
Balance at beginning of year	$973	$1,083
Accretion of acquisition accounting adjustment	(376)	(382)
Reclassifications from nonaccretable balance, net	14	56
Other changes, net	8	216
Balance at end of year	$619	$973

The following tables present the Company’s risk rating of loans by loan type as of the dates stated.

December 31, 2020	Construction, Land and Land Development	Commercial Mortgages (Non-Owner Occupied)	Commercial Mortgages (Owner Occupied)	Residential First Mortgages	Residential Revolving and Junior Mortgages	Commercial and Industrial	Paycheck Protection Program	Consumer	Total Loans
Rating:
Pass	$106,719	$257,344	$68,417	$271,192	$26,383	$173,014	$45,300	$2,555	$905,624
Special mention	30,005	30,692	8,934	1,879	506	9,947	—	536	82,499
Substandard	2,442	2,201	1,976	4,201	436	9,906	—	2,427	23,589
Doubtful	—	—	—	—	—	—	—	—	—
Total loans	$139,166	$290,237	$79,327	$277,272	$27,325	$192,867	$45,300	$5,518	$1,057,012

December 31, 2019	Construction, Land and Land Development	Commercial Mortgages (Non-Owner Occupied)	Commercial Mortgages (Owner Occupied)	Residential First Mortgages	Residential Revolving and Junior Mortgages	Commercial and Industrial	Consumer	Total Loans
Rating:
Pass	$123,916	$195,584	$81,936	$290,322	$31,084	$177,608	$11,729	$912,179
Special mention	—	—	149	1,091	86	2,289	—	3,615
Substandard	2,094	559	744	2,500	723	1,833	256	8,709
Doubtful	—	—	—	—	—	—	—	—
Total loans	$126,010	$196,143	$82,829	$293,913	$31,893	$181,730	$11,985	$924,503

Note 6. Allowance for Loan Losses

The following tables present the ALL and the amount of loans evaluated for impairment, individually and collectively, by loan type as of the dates stated.

December 31, 2020	Mortgage Loans on Real Estate	Commercial and Industrial	Consumer	Total
Allowance for loan losses applicable to:
Loans individually evaluated for impairment	$2,162	$616	$102	$2,880
Loans collectively evaluated for impairment	8,308	2,344	257	10,909
Purchased credit-impaired loans	—	—	—	—
Total allowance on loan losses	$10,470	$2,960	$359	$13,789
Loan balances applicable to:
Loans individually evaluated for impairment	$12,145	$10,424	$102	$22,671
Loans collectively evaluated for impairment	797,105	227,743	5,380	1,030,228
Purchased credit-impaired loans	4,077	—	36	4,113
Total loans	$813,327	$238,167	$5,518	$1,057,012

December 31, 2019	Mortgage Loans on Real Estate	Commercial and Industrial	Consumer	Total
Allowance for loan losses applicable to:
Loans individually evaluated for impairment	$878	$49	$112	$1,039
Loans collectively evaluated for impairment	4,494	1,522	507	6,523
Purchased credit-impaired loans	—	—	—	—
Total allowance on loan losses	$5,372	$1,571	$619	$7,562
Loan balances applicable to:
Loans individually evaluated for impairment	$5,502	$455	$112	$6,069
Loans collectively evaluated for impairment	720,458	181,275	11,831	913,564
Purchased credit-impaired loans	4,828	—	42	4,870
Total loans	$730,788	$181,730	$11,985	$924,503

The following tables present an analysis of the change in the ALL by loan type as of and for the periods stated.

For the Year Ended December 31, 2020	Mortgage Loans on Real Estate	Commercial and Industrial	Consumer	Total
Beginning Balance	$5,372	$1,571	$619	$7,562
Charge-offs	(591)	(86)	(376)	(1,053)
Recoveries	222	—	234	456
Provision	5,467	1,475	(118)	6,824
Ending Balance	$10,470	$2,960	$359	$13,789

For the Year Ended December 31, 2019	Mortgage Loans on Real Estate	Commercial and Industrial	Consumer	Total
Beginning Balance	$4,967	$1,374	$1,561	$7,902
Charge-offs	(455)	—	(1,470)	(1,925)
Recoveries	140	2	261	403
Provision	720	195	267	1,182
Ending Balance	$5,372	$1,571	$619	$7,562

Provision for loan losses in the 2020 period was primarily attributable to qualitative loss factors for increases in state unemployment rates, including Virginia, and for losses estimated to have been incurred as of December 31, 2020 as a result of challenges certain borrowers are facing due to the COVID-19 pandemic, evidenced, in part, by loan deferrals and modifications granted to these borrowers. Also contributing to higher provision in the 2020 period was gross loan growth, excluding PPP loans, and higher specific reserves on impaired loans.

Impaired Loans

The following table presents the Company’s recorded investment and the borrowers’ unpaid principal balances for impaired loans, excluding PCI loans, with the associated ALL amount, if applicable, as of the dates stated.

	As of December 31, 2020			As of December 31, 2019
	Recorded Investment	Borrowers’ Unpaid Principal Balance	Related Allowance	Recorded Investment	Borrowers’ Unpaid Principal Balance	Related Allowance
With no related allowance:
Construction, land and land development	$15	$15	$—	$17	$17	$—
Commercial mortgages (non-owner occupied)	3,242	3,242	—	—	—	—
Commercial mortgages (owner occupied)	148	148	—	419	419	—
Residential first mortgages	1,147	1,147	—	510	510	—
Residential revolving and junior mortgages	—	—	—	—	—	—
Commercial and industrial	5,963	5,963	—	—	—	—
Consumer	—	—	—	—	—	—
Total impaired loans with no related allowance	10,515	10,515	—	946	946	—
With an allowance recorded:
Construction, land and land development	711	711	515	171	171	44
Commercial mortgages (non-owner occupied)	2,834	2,834	897	433	433	58
Commercial mortgages (owner occupied)	658	658	93	1,048	1,048	53
Residential first mortgages	3,346	3,346	613	2,857	2,857	676
Residential revolving and junior mortgages	44	44	44	47	47	47
Commercial and industrial	4,461	4,461	616	455	455	49
Consumer	102	102	102	112	112	112
Total impaired loans with allowance recorded	12,156	12,156	2,880	5,123	5,123	1,039
Total Impaired Loans:
Construction, land and land development	726	726	515	188	188	44
Commercial mortgages (non-owner occupied)	6,076	6,076	897	433	433	58
Commercial mortgages (owner occupied)	806	806	93	1,467	1,467	53
Residential first mortgages	4,493	4,493	613	3,367	3,367	676
Residential revolving and junior mortgages	44	44	44	47	47	47
Commercial and industrial	10,424	10,424	616	455	455	49
Consumer	102	102	102	112	112	112
Total impaired loans	$22,671	$22,671	$2,880	$6,069	$6,069	$1,039

The following table presents the average recorded investment and interest income recognized for impaired loans, excluding PCI loans, for the periods presented.

	For the Year Ended
	December 31, 2020		December 31, 2019
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Construction, land and land development	$16	$1	$18	$1
Commercial mortgages (non-owner occupied)	1,953	66	—	—
Commercial mortgages (owner occupied)	150	11	408	27
Residential first mortgages	645	33	514	27
Residential revolving and junior mortgages	—	—	—	—
Commercial and industrial	2,656	202	—	—
Consumer	—	—	—	—
Total impaired loans with no allowance	5,420	313	940	55
With an allowance recorded:
Construction, land and land development	484	21	214	21
Commercial mortgages (non-owner occupied)	1,394	57	436	32
Commercial mortgages (owner occupied)	658	31	1,058	56
Residential first mortgages	3,104	74	2,586	100
Residential revolving and junior mortgages	46	3	47	7
Commercial and industrial	1,373	81	628	30
Consumer	108	—	118	4
Total impaired loans with allowance recorded	7,167	267	5,087	250
Total impaired loans:
Construction, land and land development	500	22	232	22
Commercial mortgages (non-owner occupied)	3,347	123	436	32
Commercial mortgages (owner occupied)	808	42	1,466	83
Residential first mortgages	3,749	107	3,100	127
Residential revolving and junior mortgages	46	3	47	7
Commercial and industrial	4,029	283	628	30
Consumer	108	—	118	4
Total impaired loans	$12,587	$580	$6,027	$305

The following table presents a reconciliation of nonaccrual loans to impaired loans as of the dates stated.

	December 31, 2020	December 31, 2019
Nonaccrual loans	$18,487	$4,476
Nonaccrual loans collectively evaluated for impairment	(864)	(1,895)
Nonaccrual impaired loans	17,623	2,581
TDRs on accrual	2,162	3,270
Other impaired loans on accrual	2,886	218
Total impaired loans	$22,671	$6,069

Troubled Debt Restructurings

Loans modified as TDRs are considered impaired and are individually evaluated for impairment as part of the Company’s ALL process. The following table presents by loan type information related to loans modified as TDRs for the periods presented.

	For the Year Ended			For the Year Ended
	December 31, 2020			December 31, 2019
	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Residential first mortgages	1	391	391	1	$159	$159
Commercial mortgages (owner occupied)	—	—	—	1	52	52
Commercial mortgages (non-owner occupied)	2	432	432	—	—	—
Commercial and industrial	2	184	184	—	—	—

No loans designated as TDRs subsequently defaulted in the twelve months following the restructuring in the years ended December 31, 2020 and 2019.

The following table presents a roll forward of accruing and nonaccrual TDRs for the period presented.

	Accruing	Nonaccrual	Total
Balance as of December 31, 2019	$3,270	$1,352	$4,622
Charge-offs	(183)	(321)	(504)
Payments and other adjustments	(875)	(51)	(926)
New TDR designation	—	996	996
Release TDR designation	(50)	—	(50)
Balance as of December 31, 2020	$2,162	$1,976	$4,138

Note 7. Premises and Equipment, net

Components of premises and equipment, net of accumulated depreciation, included in the consolidated balance sheets as of the dates stated were as follows.

	December 31, 2020	December 31, 2019
Land and improvements	$3,656	$4,226
Buildings and improvements	17,042	18,099
Furniture and equipment	11,396	11,417
Right of use assets	2,774	4,285
Total cost	34,868	38,027
Less: accumulated depreciation	(18,580)	(17,886)
Premises and equipment, net	$16,288	$20,141

Depreciation and amortization expense for the years ended December 31, 2020 and 2019 totaled $2.5 million and $1.7 million, respectively, which is recorded in occupancy in noninterest expenses on the consolidated statements of operations.

Note 8. Other Real Estate Owned, net

The following table presents the number and carrying value of properties included in OREO, net, as of the dates stated.

	December 31, 2020		December 31, 2019
	Number of	Carrying	Number of	Carrying
	Properties	Value	Properties	Value
Residential	1	$65	4	$302
Land	7	445	13	1,354
Commercial	1	174	1	260
Total	9	$684	18	$1,916

The following table presents the components of the OREO valuation allowance as of and for the periods stated.

	For the Year Ended December 31,
	2020	2019
Balance, beginning of year	$344	$415
Valuation adjustments	410	434
Charge-offs	(515)	(505)
Balance, end of year	$239	$344

The following table presents OREO-related activity reported in the consolidated statements of operations for the periods stated.

	For the Year Ended December 31,
	2020	2019
Net (gain) loss on sale of other real estate owned	$(29)	$26
Valuation adjustments	410	434
Foreclosed property expense, net of income	72	141
Total expenses	$453	$601

There were no residential mortgage loans in the process of foreclosure as of December 31, 2020.

Note 9. Goodwill and Intangible Assets

The Company’s goodwill resulted from the Virginia BanCorp Merger ($7.6 million) and from the acquisition of five branches during the years 1994 through 2000 ($2.8 million). The Company’s goodwill is tested for potential impairment on at least an annual basis as of September 30, or when a triggering event occurs, in accordance with ASC 350, Intangibles-Goodwill and Other. Management identified that a triggering event occurred in the second quarter of 2020, as a result of the detrimental effect the COVID-19 pandemic has had to the macroeconomic environment, the challenges the low interest rate environment has on the banking industry, the decrease in the market value of the Company’s stock, and, in particular, the Company’s stock valuation pursuant to the Blue Ridge Merger. As a result, management performed an impairment analysis and concluded that the Company’s goodwill was impaired, resulting in an impairment charge of $10.4 million, which was recorded in the second quarter of 2020. The goodwill impairment charge is presented as a component of noninterest expense in the Company’s consolidated statements of operations.

Other intangible assets include a core deposit intangible asset and MSR assets, both recorded as a result of the Virginia BanCorp Merger.

The Company accounts for its MSR assets under the fair value measurement method per ASC 860-50. For the years ended December 31, 2020 and 2019, the Company recorded $35 thousand of income and $42 thousand of expense, respectively, attributable to fair value adjustments of MSR assets, which are included in secondary market sales and servicing income in the consolidated statements of operations.

The following table presents information on intangible assets, other than goodwill, as of the dates stated.

	Gross Carrying	Accumulated	Net Carrying
December 31, 2020	Value	Amortization	Value
Core deposit intangibles	$3,670	$(2,702)	$968
Mortgage servicing rights	970	—	970
Total	$4,640	$(2,702)	$1,938

	Gross Carrying	Accumulated	Net Carrying
December 31, 2019	Value	Amortization	Value
Core deposit intangibles	$3,670	$(2,152)	$1,518
Mortgage servicing rights	935	—	935
Total	$4,605	$(2,152)	$2,453

Amortization expense of the core deposit intangible asset for the years ended December 31, 2020 and 2019, totaled $551 thousand and $674 thousand, respectively. As of December 31, 2020, the estimated remaining amortization expense of the core deposit intangible asset is presented in the following table for the periods presented.

2021	$427
2022	304
2023	180
2024	57
2025	—
Thereafter	—
Total estimated amortization expense	$968

Note 10. Income Taxes

The current portion of the provision for income taxes is based upon the results of operations, adjusted for the effect of certain tax-exempt income and nondeductible expenses and income and expenses realized in the current period for the tax purposes. Certain items of income and expense are reported in different periods for financial reporting and income tax return purposes resulting in temporary differences. The tax effects of these temporary differences are recognized currently in the deferred income tax provision or benefit.

The following table presents current and deferred income tax expense (benefit) for the periods stated.

	Year Ended December 31,
	2020	2019
Current expense	$3,579	$1,241
Deferred (benefit) expense	(2,569)	408
Income tax expense	$1,010	$1,649

The Company files a consolidated federal income tax return with the Internal Revenue Service. The Commonwealth of Virginia does not assess an income tax on regulated financial institutions; instead, the Bank pays a bank franchise tax, based primarily on the Bank’s capital (i.e., shareholders’ equity), to the Commonwealth of Virginia and its municipalities, which is reported as noninterest expense in the consolidated statements of operations. Bank franchise tax expense was $1.0 million and $864 thousand for the years ended December 31, 2020 and 2019, respectively. The Company files an income tax return in the Commonwealth of Virginia for the parent company.

The following table presents the federal statutory income tax rate reconciled to the Company’s effective income tax rate for the periods stated.

	Year Ended December 31,
	2020	2019
Federal statutory income tax rate	21.0%	21.0%
Increase (decrease) resulting from:
Goodwill impairment	(45.2%)	—
Nondeductible merger-related expenses	(10.0%)	—
Net tax-exempt income	6.1%	(2.8%)
Income tax return to provision adjustment	(1.0%)	0.2%
Other, net	0.4%	0.5%
Federal effective income tax rate	(28.7%)	18.9%

Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities. These differences will result in deductible or taxable amounts in a future year(s) when the reported amounts of assets or liabilities are settled.

The Company has concluded that it is more likely than not that its deferred tax assets will be utilized in future periods; therefore, no valuation allowance has been recorded against all or a portion of its deferred tax assets.

The following table presents the components of the net deferred tax asset as of the dates stated using a statutory income tax rate of 21%. Net deferred tax assets are included in other assets in the consolidated balance sheets.

	December 31, 2020	December 31, 2019
Deferred tax assets
Allowance for loan losses	$2,896	$1,588
Other real estate owned	152	203
Deferred and share-based compensation plans	424	317
Fair value adjustments on acquired loans and time deposits resulting from the Virginia BanCorp Merger	375	500
Net deferred loan fees	340	66
Other	1,152	431
Total deferred tax assets	5,339	3,105
Deferred tax liabilities
Depreciation of fixed assets	(419)	(556)
Amortization of goodwill and core deposit intangible asset	(203)	(909)
Premium on fixed assets acquired in the Virginia BanCorp Merger	(469)	(518)
Unrealized gains on available-for-sale securities	(406)	(116)
Recapture of bad debts experience reserve	—	(102)
Other	(745)	(85)
Total deferred tax liabilities	(2,242)	(2,286)
Deferred tax asset, net	$3,097	$819

The Company had no unrecognized tax benefits recorded as of December 31, 2020 and 2019. Tax years prior to 2017 are no longer open for Internal Revenue Service audit.

Note 11. Deposits

The following table presents a summary of deposit accounts as of the dates stated.

	December 31, 2020	December 31, 2019
Noninterest-bearing demand deposits	$197,570	$137,933
Interest-bearing:
Savings deposits	69,574	56,785
Demand deposits	87,853	71,750
Money market deposits	286,361	254,072
Time deposits less than $250	280,096	299,649
Time deposits $250 or more	96,945	90,251
Total deposits	$1,018,399	$910,440

The following table presents the scheduled maturities of time deposits, as of December 31, 2020.

2021	$222,776
2022	60,103
2023	61,817
2024	20,486
2025	11,859
Thereafter	—
Total	$377,041

As of December 31, 2020 and 2019, overdraft demand deposits reclassified to loans totaled $39 thousand and $152 thousand, respectively.

Note 12. Borrowings

FRB Borrowings

In the second quarter of 2020, the Company began participating in the Federal Reserve Bank of Richmond’s PPP Liquidity Facility (“PPPLF”), which allows banks to pledge PPP loans as collateral in exchange for advances. The PPPLF advances are at 100% of the PPP loan value and term, have a fixed cost of 35 basis points, and receive favorable regulatory capital treatment. As of December 31, 2020, these FRB borrowings were comprised of six PPPLF advances, totaling $26.4 million with maturities ranging from 461 days to 468 days.

FHLB Advances

As of December 31, 2020 and 2019, the Company had $10.0 million and $45.0 million, respectively, of outstanding FHLB advances, consisting of one and five advances, respectively. FHLB advances are secured by a blanket lien of $295.6 million on qualified one-to-four family real estate, commercial real estate, and multi-family residential loans. Immediate available credit, as of December 31, 2020, was $267.7 million against a total line of credit of $311.7 million. As of December 31, 2020, the Bank had $34.0 million of letters of credit issued by FHLB for the benefit of the Virginia Department of the Treasury as collateral for public deposits held by the Bank to comply with the Security for Public Deposits Act. The letters of credit are not outstanding borrowings,December 31, 2020but reduce the available credit under FHLB credit facility.

The following table presents information regarding the FHLB advance outstanding as of December 31, 2020.

				Maturity
	Balance	Originated	Interest Rate	Date
Convertible	$10,000	2/28/2020	0.56%	2/28/2030
Total FHLB advances	$10,000		0.56%

Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements were $1.8 million and $6.5 million as of December 31, 2020 and 2019, respectively. Securities sold under agreements to repurchase are secured transactions with customers, generally mature the day following the day sold, and can be changed at the option of the Company with minimal risk of loss due to fair value. During 2020 and 2019, the average rate of the repurchase agreements was 0.16% and 0.22%, respectively.

Subordinated Notes

On May 28, 2015, the Company entered into a purchase agreement with 29 accredited investors under which the Company issued an aggregate of $7.0 million of subordinated notes (the “2025 Notes”) to the accredited investors. The 2025 Notes have a maturity date of May 28, 2025 and bear interest, payable on the first of March and September of each year, at a fixed interest rate of 6.50% per year. The 2025 Notes are not convertible into common stock or preferred stock and are not callable by the holders. The Company has the right to redeem the 2025 Notes, in whole or in part, without premium or penalty, at any interest payment date on or after May 28, 2020, but in all cases in a principal amount with integral multiples of $1,000, plus interest accrued and unpaid through the date of redemption. If an event of default occurs, such as the bankruptcy of the Company, a holder may declare the principal amount of the 2025 Notes to be due and immediately payable. The 2025 Notes are unsecured, subordinated obligations of the Company and rank junior in right of payment to the Company’s existing and future senior indebtedness. The 2025 Notes qualify as Tier 2 capital for regulatory reporting. The aggregate carrying value of the 2025 Notes, including capitalized, unamortized debt issuance costs, was $6.9 million at both December 31, 2020 and 2019. For the year ended December 31, 2020 and 2019, the effective interest rate on the 2025 Notes was 6.82% and 6.83%, respectively.

On October 7, 2019, the Company completed a private placement of $25.0 million in fixed-to-floating rate subordinated notes due 2029 (the “2029 Notes”). The 2029 Notes were structured to qualify as Tier 2 capital under bank regulatory guidelines, and the proceeds from the sale of the 2029 Notes will be utilized for general corporate purposes, including the potential repayment of the 2025 Notes (which become callable in May 2020), and supporting capital levels at the Bank. The 2029 Notes bear interest at 5.625% per annum, beginning October 7, 2019 through October 14, 2024, payable semi-annually in arrears. From October 15, 2024 through October 14, 2029, or up to an early redemption date, the interest rate shall reset quarterly to an interest rate per annum equal to the then current three-month Secured Overnight Funding Rate (“SOFR”) (as defined in the 2029 Notes) plus 433.5 basis points, payable quarterly in arrears. If an event of default occurs, such as the bankruptcy of the Company, a holder may declare the principal amount of the 2029 Notes to be due and immediately payable. The 2029 Notes are unsecured, subordinated obligations of the Company and rank junior in right of payment to the Company’s existing and future senior indebtedness and rank in parity with the 2025 Notes. Beginning on October 15, 2024 through maturity, the 2029 Notes may be redeemed, at the Company's option, on any scheduled interest payment date. The 2029 Notes will mature on October 15, 2029. The aggregate carrying value of the 2029 Notes, including capitalized, unamortized debt issuance costs was $24.2 million and $24.1 million at December 31, 2020 and 2019, respectively. For the year ended December 31, 2020 and 2019, the effective interest rate on the 2029 Notes was 6.21% and 6.22%, respectively.

ESOP Debt

The aggregate carrying value of debt secured by shares of Company stock, issued and outstanding, in the Company’s ESOP was $1.3 million and $1.5 million at December 31, 2020 and 2019, respectively, and was reported in other liabilities on the consolidated balance sheets. As of December 31, 2020, the debt was comprised of three fixed rate amortizing notes, which carry an interest rate of 3.25% with maturity dates ranging from March 1, 2025 to November 1, 2026, and one variable rate amortizing notes (5.50% as of December 31, 2020) with maturity dates ranging from June 14, 2024 to December 31, 2027. Shares that collateralize these loans are not allocated to ESOP participants’ accounts.

Federal Funds Lines

Unused lines of credit with nonaffiliated banks, excluding FHLB, totaled $41.0 million at both December 31, 2020 and 2019. Draws upon these lines have time limits varying from two to four consecutive weeks. The banks providing these lines are subject to short-term interest rates that change with federal funds rates and can change daily. The lines renew annually and can be cancelled at any time.

Note 13. Employee Benefit Plans

Pension Plan

The Company has a non-contributory, cash balance defined benefit pension plan (the “Pension Plan”) for employees who were vested in the plan as of December 31, 2012, the date the plan was frozen (i.e., curtailed). Each participant’s account balance grows based on monthly interest credits. The Pension Plan is partially funded by assets invested for the benefit of the plan participants. The Pension Plan assets are held by a third-party qualified trust and are not included in the Company’s consolidated balance sheets. The Company made contributions totaling $69 thousand and $186 thousand to the Pension Plan for the 2020 and 2019 plan year, respectively. The accumulated benefit obligation for the Pension Plan was $2.1 million and $2.0 million as of December 31, 2020 and 2019, respectively. The unfunded liability for the Pension Plan, included in other liabilities in the Company’s consolidated balance sheets, was $765 thousand and $728 thousand as of December 31, 2020 and 2019, respectively.

The Pension Plan sponsor selects the assumption for the expected long-term rate of return on assets held by the qualified trust in consultation with its investment advisors and actuary. This rate is intended to reflect the average rate of earnings expected to be earned on the funds invested or to be invested to provide plan benefits. Historical performance is reviewed, especially with respect to real rates of return (i.e., net of inflation), for the major asset classes held or anticipated to be held by the qualified trust and for the qualified trust itself. Undue weight is not given to recent experience that may not continue over the measurement period, with higher significance placed on current forecasts of future long-term economic conditions.

Because assets are held in a qualified trust, anticipated returns are not reduced for taxes. Further, solely for this purpose, the Pension Plan is assumed to continue in force and not terminate during the period during which assets are invested. However, consideration is given to the potential impact of current and future investment policy, cash flow into and out of the qualified trust, and expenses (both investment and non-investment) typically paid from the Pension Plan’s assets (to the extent such expenses are not explicitly estimated within periodic cost).

The qualified trust assets are sufficiently diversified to maintain a reasonable level of risk without imprudently sacrificing return. The investment manager of the qualified trust selects investment fund managers with demonstrated experience and expertise and funds with demonstrated historical performance for the implementation of the plan’s investment strategy. The qualified trust assets are not included in the Company’s consolidated balance sheets as of December 31, 2020 and 2019 and are considered Level 1 from a fair value hierarchy perspective.

The following table presents the Pension Plan’s assets by asset type as of the periods stated.

	December 31, 2020		December 31, 2019
Asset type	Amount	%	Amount	%
Mutual funds - equity	$839	63%	$794	61%
Mutual funds - fixed income	493	37%	500	39%
Cash and cash equivalents	—	—	2	—
Total	$1,332	100%	$1,296	100%

Post-retirement Benefit Plan

The Company also sponsored a post-retirement benefit plan (the “PRB Plan”) covering retirees who were age 55 with 10 years of service or age 65 with five years of service prior to March 1, 2018, when the plan was curtailed. The PRB Plan provides coverage toward a retiree’s eligible medical and life insurance benefits. The PRB Plan is unfunded and benefits are expensed as incurred. The Company expects to make no contributions to the PRB Plan in future periods. The accumulated (unfunded) benefit obligation for the PRB Plan was $65 thousand and $73 thousand as of December 31, 2020 and 2019, respectively.

The following table provides a reconciliation of changes in the accumulated benefit obligations and fair value of qualified trust assets (Pension Plan only) and a statement of funded (unfunded) status for the Pension Plan and the PRB Plan as of and for the periods stated.

	Pension Plan		PRB Plan
	Year Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Change in benefit obligation
Benefit obligation, beginning of year	$2,024	$1,599	$73	$71
Service cost	—	—	—	—
Interest cost	58	72	2	3
Actuarial loss (gain)	185	576	(3)	5
Benefit payments	(166)	(213)	(7)	(6)
Settlement gain	(4)	(10)	—	—
Benefit obligation, end of year	2,097	2,024	65	73
Change in plan assets
Fair value of plan assets, beginning of year	1,296	1,116	—	—
Actual return on plan assets	133	207	—	—
Employer contributions	69	186	7	6
Benefits payments	(166)	(213)	(7)	(6)
Fair value of plan assets, end of year	1,332	1,296	—	—
Unfunded status, end of year	$(765)	$(728)	$(65)	$(73)

The following table provides details regarding amounts included in the consolidated financial statements for the Pension Plan and the PRB Plan for the periods presented.

	Pension Plan		PRB Plan
	Year Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Amounts recognized in accumulated other comprehensive loss (income)
Net loss (gain)	$804	$767	$(297)	$(321)
Prior service cost	—	—	—	—
Net obligation at transition	—	—	—	—
Amount recognized	$804	$767	$(297)	$(321)

Components of net periodic benefit cost (gain)
Service cost	$—	$—	$—	—
Interest cost	58	72	2	3
Expected return on plan assets	(80)	(72)	—	—
Amortization of prior service cost	—	—	—	—
Amortization of net gain	—	—	(27)	(28)
Recognized net loss due to settlement	45	66	—	—
Recognized net actuarial loss	46	45	—	—
Net periodic benefit cost (gain)	69	111	(25)	(25)

Other changes in plan assets and benefit obligations recognized in accumulated other comprehensive (income) loss
Net loss	38	320	24	33
Amortization of prior service cost	—	—	—	—
Amortization of net obligation at transition	—	—	—	—
Total recognized in other comprehensive loss (income)	38	320	24	33
Total recognized in net periodic benefit cost and other comprehensive loss (income)	$107	$431	$(1)	$8

The following table provides the actuarial assumptions used to derive the information reported in the consolidated financial statements as of and for the periods December 31, 2020 and 2019.

	Pension Plan		PRB Plan
	As of and for the year ended December 31,		As of and for the year ended December 31,
	2020	2019	2020	2019
Discount rate used for net periodic pension cost	3.25%	4.25%	3.25%	4.25%
Discount rate used for disclosure	2.50%	3.25%	2.50%	3.25%
Expected return on plan assets	7.25%	7.25%	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	N/A
Rate of compensation increase for net periodic pension cost	N/A	N/A	N/A	N/A
Expected future interest crediting rate	3.00%	3.00%	N/A	N/A

The following table provides estimated future benefit payments (cash) for the Pension Plan and PRB Plan for the periods presented.

	Pension Plan	PRB Plan
2021	$416	$7
2022	35	6
2023	191	6
2024	115	6
2025	174	5
2026 - 2030	478	22

Deferred Compensation Plan

The Company sponsors a nonqualified deferred compensation plan (“NQ Plan”) for certain eligible employees and directors, which allows employees to defer up to 100% of their base salary and/or bonus on an annual basis and directors to defer all or a portion of their board fees. Amounts deferred pursuant to the NQ Plan can be invested in various mutual funds, with the portfolio composition up to the discretion of the respective employee or director. The assets in the NQ Plan, which are held in a nonqualified deferred compensation rabbi trust, and the associated deferred compensation liability are included in other assets and other liabilities, respectively, in the Company’s consolidated balance sheets and total $1.2 million and $1.1 million as of December 31, 2020 and 2019, respectively. The assets held by the rabbi trust are subject to the general unsecured creditors of the Company.

Amounts under the NQ Plan will be paid following a distributable event. A distributable event includes termination of service as an employee or director or on a specific date without regard to continued service as an employee or director. Distributions can be received either as a lump-sum payment or in substantially equal payments over a period of not more than 20 years.

No compensation payments were deferred by employees during the years ended December 31, 2020 and 2019. Directors’ fees of $74 thousand and $68 thousand were deferred during the years ended December 31, 2020 and 2019, respectively.

401(k) Retirement Plan

The Company sponsors a 401(k) defined contribution retirement plan (“401(k) Plan”) for the benefit of all eligible employees of the Company, including its subsidiaries. Employees are eligible to participate on the first of the month following an employee’s hire date. There is no age requirement. Participants can elect to defer between 1% and 15% of their base compensation, which will be contributed to the 401(k) Plan, providing the amount deferred does not exceed the federal dollar maximum election deferral for each year. The Company matches 100% up to a 4% deferral. Employees become 100% vested in the subsidiary’s match after two years of service.

For the years ended December 31, 2020 and 2019, the Company made matching contributions to the 401(k) Plan of $443 thousand and $429 thousand, respectively.

Employee Stock Ownership Plan

Employees of the Company, including its subsidiaries, who have completed twelve months of service and who have attained the age of 21 years are eligible to participate in the ESOP. Contributions to the plan are either that required to service the loans to third-party financial institutions or are made at the discretion of the Company’s board of directors. Contributions are allocated proportionately based on the covered compensation of each participant compared to the aggregate covered compensation of all participants for the plan year. Allocations are limited to 25% of eligible participant compensation. Participant accounts are 30% vested after two years, 40% vested after three years with vesting increasing 20% each year thereafter until 100% vested. The ESOP had approximately 452,035 shares allocated to participant accounts as of December 31, 2020. The Company recorded ESOP contribution expense of $482 thousand and $197 thousand in 2020 and 2019, respectively. Shares allocated to participants of the ESOP and unallocated shares that collateralize ESOP borrowings and are committed to be released are included in basic and diluted average shares outstanding. However, shares held by the ESOP that collateralize ESOP borrowings and are not committed to be released are excluded from both basic and diluted average shares outstanding.

To assist with providing liquidity to the ESOP when participants separate from the Company and are offered and elect to receive cash distributions in lieu of shares, the Company, as the sponsor of the ESOP, or the ESOP may enter into a loan with a third-party financial institution and use the unallocated shares as collateral. As of December 31, 2020, the ESOP had five outstanding loans totaling $1.3 million, with 69,068 unallocated shares pledged as collateral for these loans. The ESOP loans are included in other liabilities on the Company’s consolidated balance sheets.

Note 14. Off-Balance Sheet Commitments and Contingencies

In the ordinary course of operations, the Company is party to legal proceedings. Based upon information currently available, the Company’s management believes that such legal proceedings, in the aggregate, will not have a material adverse effect on the Company’s business, financial condition, results of operations, or cash flows.

Also in the ordinary course of operations, the Company offers various financial products to its customers to meet their credit and liquidity needs. These instruments involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and stand-by letters of credit written is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional commitments as it does for on-balance sheet commitments.

Subject to its normal credit standards and risk monitoring procedures, the Company makes contractual commitments to extend credit. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements. As of December 31, 2020 and 2019, the Company had outstanding loan commitments of $147.7 million and $170.9 million, respectively.

The Company estimates the credit loss exposure for all off-balance sheet credit commitments that are not unconditionally cancellable by the Company using a process consistent with that used in developing the allowance for loan losses for on-balance sheet portfolio loans. The Company estimates future fundings, which may be less than the total unfunded commitment amounts, based on historical funding experience and management’s judgment. Allowance for loan loss factors, which are based on loan type, are applied to these funding estimates to arrive at the reserve balance. Changes in a reserve for unfunded commitments are recognized in other noninterest expense in the consolidated statements of operations and the reserve for unfunded commitments is reported in other liabilities in the consolidated balance sheets. As of December 31, 2020 and 2019, the Company has $102 thousand and $85 thousand of reserves for unfunded commitments, respectively.

Conditional commitments are issued by the Company in the form of performance stand-by letters of credit, which guarantee the performance of a customer to a third party. As of December 31, 2020 and 2019, commitments under outstanding performance stand-by letters of credit totaled $7.4 million and $6.1 million, respectively. Additionally, but to a much lesser extent, the Company issues financial stand-by letters of credit, which guarantee payment to the underlying beneficiary (i.e., third party) if the customer fails to meet its designated financial obligation. As of December 31, 2020 and 2019, commitments under outstanding financial stand-by letters of credit totaled $156 thousand and $77 thousand, respectively. The credit risk of issuing stand-by letters of credit is essentially the same as that involved in extending loans to customers.

The Company has investments in three separate low-income housing equity funds as of December 31, 2020 and 2019. The general purpose of these funds is to encourage and assist participants in investing in low-income residential rental properties located in the Commonwealth of Virginia, develop and implement strategies to maintain projects as low-income housing, deliver federal low-income housing tax credits to investors, allocate tax losses and other possible tax benefits to investors, and to preserve and protect project assets. The investments in these funds were recorded as other assets on the consolidated balance sheets and were $1.1 million and $1.2 million as of December 31, 2020 and 2019, respectively. These investments and related tax benefits have expected terms through 2030. Additional capital calls expected for the funds totaled $50 thousand at December 31, 2020 and are included in other liabilities on the consolidated balance sheets.

Note 15. Leases

The following table presents the ROU assets and lease liabilities as of the date stated. ROU assets and lease liabilities are included in premises and equipment, net, and other liabilities, respectively, in the consolidated balance sheets.

December 31, 2020
Operating lease right-of-use assets	$2,774

Current operating lease liabilities	811
Noncurrent lease liabilities	2,170
Total operating lease liabilities	$2,981

The following table presents the weighted average remaining lease term and discount rate associated with operating leases as of the date stated.

December 31, 2020
Weighted average remaining lease term - operating leases	6 years
Weighted average discount rate - operating leases	3.05%

Effective December 31, 2020, the Financial Group terminated its lease in the City of Richmond and moved that office to the Richmond shared services location for the Bank. This lease termination resulted in the removal of a $735 thousand ROU asset and a $753 thousand lease liability from the Company’s books as of December 31, 2020.

For the year ended December 31, 2020 and 2019 operating lease expense totaled $904 thousand and $910 thousand, respectively.

The following table presents a maturity analysis of operating lease liabilities for the five years ending subsequent to December 31, 2020 and in total thereafter.

2021	$892
2022	552
2023	302
2024	311
2025	304
Thereafter	936
Total	3,297
Less interest	(316)
Lease liability	$2,981

The following table presents supplemental cash flow information related to operating leases for the period stated.

	For the Year Ended
	December 31, 2020	December 31, 2019
Cash paid for amount included in the measurement of lease liabilities:
Operating cash flows from operating leases	$904	$746
Right-of-use assets obtained in exchange for new operating lease liabilities	—	—

Note 16. Share-based Compensation

The Company has an equity-based incentive plan, the Bay Banks of Virginia, Inc. 2020 Stock Incentive Plan (the “2020 Plan”), which provides for the grant of up to 625,000 shares of the Company’s common stock as awards to employees and members of the board of directors of the Company and its subsidiaries. Prior to shareholder approval of the 2020 Plan, the Company issued equity awards from several other shareholder-approved plans.

Share-based compensation expense related to stock options and restricted stock granted under the 2020 Plan for the years ended December 31, 2020 and 2019 was $508 thousand and $396 thousand, respectively.

During 2020, options for a total of 30,000 shares were granted, 10,000 of which vested immediately with the 20,000 shares vesting equally in 2022 and 2023. During 2019, options for a total of 49,500 shares were granted, which vested either immediately or over one to three years. Compensation expense for stock options is based on the estimated fair value of options granted using the Black-Scholes Model and is amortized on a straight-line basis over the vesting period of the award. The expected volatility used in the Black-Scholes Model calculations is based on the historical volatility of the Company’s common stock price. The risk-free interest rates for the periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical exercise experience, and the dividend yield assumption is based on the Company’s history and expectation of dividend payouts. The fair value of options granted during 2020 was $1.67 per option share. The fair value of options granted during 2019 ranged from $1.49 to $1.64 per option share.

The following table presents the variables used in the Black-Scholes Model calculations of the fair value of the stock options for the periods presented.

	For the Year Ended December 31,
	2020	2019
Risk free interest rate (5-year U.S. Treasury)	1.69%	2.03%
Expected dividend yield	0%	0%
Expected term (years)	5	5
Expected volatility	17.5%	15.7%-17.7%

The following table presents stock option activity for the periods presented.

		Weighted Average	Weighted Average Remaining	Aggregate
	Shares	Exercise Price	Contractual Life (in years)	Intrinsic Value (1)
Options outstanding and exercisable, January 1, 2019	226,771	$7.56	6.43	$223,478
Granted	49,500	8.11
Forfeited	(32,276)	9.15
Exercised	(15,578)	5.83
Expired	(5,761)	7.61
Options outstanding, December 31, 2019	222,656	$7.58	6.41	$342,650
Granted	30,000	8.66
Forfeited	(14,580)	5.30
Exercised	(16,689)	9.38
Expired	(1,433)	5.43
Options outstanding, December 31, 2020	219,954	$7.83	6.16	$304,486
Options exercisable, December 31, 2020	215,788	$7.79

(1)
The aggregate intrinsic value of a stock option in the table above represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holders had all option holders exercised their options as of the respective years ended. This amount changes based on changes in the market value of the Company’s common stock.

The following table presents restricted stock activity for the periods presented.

		Weighted Average
	Shares	Fair Value
Restricted stock nonvested, January 1, 2019	56,058	$9.73
Granted	75,493	8.17
Vested	(12,430)	9.61
Forfeited	(13,915)	8.31
Restricted stock nonvested, December 31, 2019	105,206	$8.81
Granted	61,020	8.79
Vested	(18,129)	8.87
Forfeited	(14,424)	8.60
Restricted stock nonvested, December 31, 2020	133,673	$8.81

During 2020 and 2019, the Company granted restricted stock awards totaling $536 thousand and $617 thousand, respectively. As of December 31, 2020, $530 thousand of restricted stock compensation expense remains unrecognized. Shares of restricted stock awarded in 2020 were pursuant to the Company’s long-term incentive plan (“LTIP”), which covers certain officers of the Company. One-half of the LTIP restricted shares vest on a straight-line basis over a three-year period (“LTIP Time-based Shares”), while the other one-half vests at the end of a three-year period contingent on the Company’s achievement of financial goals (“LTIP Performance-based Shares”). The LTIP Time-based Shares are being expensed on a straight-line basis over the three-year vesting period. The LTIP Performance-based Shares are being expensed on a straight-line basis over a three-year period with adjustments periodically based on projected achievement of the performance target. The value of the restricted stock awards is based on the fair market value of the Company’s common stock on the grant date. LTIP Time-based Shares carry voting and dividend rights. LTIP Performance-based Shares accrue dividends, if any, which are paid if, and only if, the shares vest.

Note 17. Earnings per Share

The following table shows the calculation of basic and diluted earnings per share and the weighted average number of shares outstanding used in computing earnings per share and the effect on the weighted average number of shares outstanding of dilutive potential common stock. Basic earnings per share amounts are computed by dividing net income (the numerator) by the weighted average number of common shares outstanding (the denominator). Diluted earnings per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments, unless the effect is to reduce the loss or increase earnings per common share. Potential dilutive common stock instruments include exercisable stock options and restricted shares. For the year ended December 31, 2020, all outstanding options were not included in the computation of diluted earnings per share because their effects would have been anti-dilutive because of the net loss for the same period. For the year ended December 31, 2019, 121,547 options were not included in the computation of diluted earnings per share because their effects would have been anti-dilutive.

For both computations, the weighted average number of ESOP shares not committed to be released to participant accounts in the ESOP are not assumed to be outstanding. The weighted average ESOP shares excluded from the computation were 167,326 and 200,048 for the year ended December 31, 2020 and 2019, respectively.

	For the Year Ended
	December 31,
	2020	2019
Net (loss) income	$(4,526)	$7,058
Weighted average shares outstanding, basic	13,076,791	13,053,080
Dilutive shares:
Stock options	—	33,334
Restricted shares	—	25,439
Weighted average shares outstanding, dilutive	13,076,791	13,111,853
Basic and diluted (loss) earnings per share	$(0.35)	$0.54

Note 18. Regulatory Requirements

Banks and bank holding companies are subject to various regulatory capital requirements administered by the state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies. Pursuant to the Federal Reserve’s Small Bank Holding Company and Savings and Loan Holding Company Policy Statement, qualifying bank holding companies with total consolidated assets of less than $3 billion, such as the Company, are not subject to consolidated regulatory capital requirements.

Quantitative measures established by regulation to ensure capital adequacy requires the Bank to maintain minimum amounts and ratios as set forth in the table below of total common equity Tier 1 and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized; although, these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

The final rules implementing Basel Committee on Banking Supervision's capital guidelines for U.S. banks (the “Basel III rules”) became effective for the Bank on January 1, 2015 with full compliance with all of the requirements phased-in over a multi-year schedule and fully phased-in at January 1, 2019. Under the Basel III rules, the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios of 2.50% for all ratios, except the Tier 1 leverage ratio. If a banking organization dips into its capital conservation buffer, it is subject to limitations on certain activities, including payment of dividends, share repurchases, and discretionary compensation to certain officers.

As of December 31, 2020, the most recent notification from the Federal Reserve categorized the Bank as well capitalized under the framework for prompt corrective action. To be categorized as well capitalized on such date, an institution must maintain minimum total risk-based, common equity Tier 1capital, Tier 1 capital, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Management believes as of December 31, 2020 and 2019, the Bank met all capital adequacy requirements to which it is subject.

The following tables present the capital and capital ratios to which the Bank is subject and the amounts and ratios to be adequately and well capitalized as of the dates stated. Adequately capitalized ratios include the conversation buffer.

	Actual		For Capital Adequacy Purposes		To be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2020:
Total Risk Based Capital (to risk-weighted assets)
Virginia Commonwealth Bank	$142,673	13.92%	$107,640	10.50%	$102,514	10.00%
Tier 1 Capital (to risk-weighted assets)
Virginia Commonwealth Bank	129,845	12.67%	87,137	8.50%	82,011	8.00%
Common Equity Tier 1 Capital (to risk-weighted assets)
Virginia Commonwealth Bank	129,845	12.67%	71,760	7.00%	66,634	6.50%
Tier 1 leverage ratio (to average assets)
Virginia Commonwealth Bank	129,845	10.75%	48,328	4.00%	60,410	5.00%

	Actual		For Capital Adequacy Purposes		To be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2019:
Total Risk Based Capital (to risk-weighted assets)
Virginia Commonwealth Bank	$123,346	13.07%	$99,068	10.50%	$94,350	10.00%
Tier 1 Capital (to risk-weighted assets)
Virginia Commonwealth Bank	115,699	12.26%	80,198	8.50%	75,480	8.00%
Common Equity Tier 1 Capital (to risk-weighted assets)
Virginia Commonwealth Bank	115,699	12.26%	66,045	7.00%	61,328	6.50%
Tier 1 leverage ratio (to average assets)
Virginia Commonwealth Bank	115,699	10.42%	44,430	4.00%	55,537	5.00%

Note 19. Accumulated Other Comprehensive Income (Loss), net

The components of accumulated other comprehensive income (loss), net are shown in the following table as of and for the periods presented.

	Net Unrealized Gains (Losses) on Available-for-sale Securities	Pension and Post-retirement Benefit Plans	Accumulated Other Comprehensive Income (Loss), net
Balance January 1, 2019	$(1,252)	$(75)	$(1,327)
Change in net unrealized holding gain on available-for-sale securities, net of tax expense of $449	1,688	—	1,688
Reclassification for previously unrealized net losses recognized in net income, net of tax benefit of $0	1	—	1
Net loss on pension and post-retirement benefit plans, net of tax benefit of $74	—	(279)	(279)
Balance December 31, 2019	437	(354)	83
Change in net unrealized holding gain on available-for-sale securities, net of tax expense of $297	1,115	—	1,115
Reclassification for previously unrealized net losses recognized in net income, net of tax benefit of $7	(25)	—	(25)
Net loss on pension and post-retirement benefit plans, net of tax benefit of $12	—	(46)	(46)
Balance December 31, 2020	$1,527	$(400)	$1,127

Note 20. Related Parties

The Company has entered into transactions with certain directors and officers of the Company, their associates, and/or affiliated companies in which they are the principal stockholders (related parties). The aggregate amount of loans to such related parties was $6.7 million and $4.0 million at December 31, 2020 and 2019, respectively. In the opinion of management, such loans, with the exception of residential mortgages extended to any employee that receives a nominal reduction to the interest rate, were made in the normal course of business on the same terms as those prevailing at the time for comparable transactions.

The following table presents the amount of loans to and repayments on loans to related parties.

Balance, January 1, 2020	$3,999
New loans and extensions to existing loans	4,043
Repayments and other reductions	(1,334)
Balance, December 31, 2020	$6,708

Unfunded commitments to extend credit to related parties were $3.3 million and $1.5 million at December 31, 2020 and 2019, respectively.

The aggregate amount of deposit accounts of related parties at December 31, 2020 and 2019 amounted to $9.3 million and $4.4 million, respectively. The aggregate amount of securities sold under repurchase agreements to related parties at December 31, 2020 and 2019 amounted to $0 and $2.5 million, respectively.

Related parties hold in the aggregate principal amount of $235 thousand of the 2025 Notes, as of December 31, 2020, and at that date, the Company owed these related parties $240 thousand in principal and accrued interest with regard to the 2025 Notes.

Note 21. Fair Value

The Company uses fair value to record certain assets and liabilities and to determine fair value disclosures. Authoritative accounting guidance (ASC 820, Fair Value Measurements) clarifies that fair value of certain assets and liabilities is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value also assumes that the reporting entity would sell the asset or transfer the liability in the principal or most advantageous market.

ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. The three levels of the fair value hierarchy based on these two types of inputs are as follows:

Level 1 –	Valuation is based on quoted prices in active markets for identical assets and liabilities.

Level 2 –

Valuation is based on observable inputs including quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets and liabilities in less active markets, and model-based valuation techniques for which significant assumptions can be derived primarily from or corroborated by observable data in the market.

Level 3 –	Valuation is based on model-based techniques that use one or more significant inputs or assumptions that are unobservable in the market.

The following describes the valuation techniques used by the Company to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the financial statements:

Available-for-sale securities: Available-for-sale securities are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third-party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2). In certain cases, where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. The Company engages a third-party to determine the fair value of its available-for-sale securities.

Rabbi Trust: The Company established a rabbi trust for the benefit of participants in the Company’s deferred compensation benefit plan. The assets held by the rabbi trust are invested at the direction of the individual participants and are generally invested in marketable investment securities, such as common stocks and mutual funds or short-term investments (e.g., cash) (Level 1). Rabbi trust assets are included in other assets on the consolidated balance sheets.

Mortgage Servicing Rights: The Company owns MSR assets from two loan portfolios, one serviced for Fannie Mae and one serviced for Freddie Mac. The MSR assets are recorded at fair value on a recurring basis, with changes in fair value recorded in the consolidated statements of operations.

A third-party model is used to determine fair value, which establishes pools of performing loans, calculates cash flows for each pool, and applies a discount rate to each pool. Loans are segregated into 12 pools based on each loan’s term and seasoning (age). All loans have fixed interest rates. Cash flows are then estimated by utilizing assumed service costs and prepayment speeds. Monthly service costs were assumed to be $6.00 and $6.50 per loan as of December 31, 2020 and December 31, 2019, respectively. Prepayment speeds are determined primarily based on the average interest rate of the loans in each pool. The prepayment scale used is the Public Securities Association (“PSA”) model, where “100% PSA” means prepayments are zero in the first month, then increase by 0.2% of the loan balance each month until reaching 6.0% in month 30. Thereafter, the 100% PSA model assumes an annual prepayment of 6.0% of the remaining loan balance. The average PSA speed assumption in the fair value model is 286% and 187% as of December 31, 2020 and 2019, respectively. A discount rate of 12.0% and 12.5% was then applied to each pool as of December 31, 2020 and 2019. The discount rate is intended to represent the estimated market yield for the highest quality grade of comparable servicing. MSR assets are classified as Level 3.

The following table presents the balances of financial assets and liabilities measured at fair value on a recurring basis as of the dates stated.

		Fair Value Measurements as of December 31, 2020 Using
	Balance as of December 31, 2020	Level 1	Level 2	Level 3
Available-for-sale securities:
U. S. Government agencies and mortgage backed securities	$43,959	$—	$43,960	$—
State and municipal obligations	18,843	—	18,843	—
Corporate bonds	19,392	—	14,472	4,919
Total available-for-sale securities:	$82,194	$—	$77,275	$4,919
Mortgage servicing rights	$970	$—	$—	$970
Rabbi trust assets	$1,155	$1,155	$—	$—

		Fair Value Measurements as of December 31, 2019 Using
	Balance as of December 31, 2019	Level 1	Level 2	Level 3
Available-for-sale securities:
U. S. Government agencies and mortgage backed securities	$67,597	$7,024	$60,573	$—
State and municipal obligations	16,576	—	16,576	—
Corporate bonds	15,281	2,000	10,631	2,650
Total available-for-sale securities:	$99,454	$9,024	$87,780	$2,650
Mortgage servicing rights	$935	$—	$—	$935
Rabbi trust assets	$1,082	$1,082	$—	$—

The following table presents the change in financial assets valued using Level 3 inputs for the periods stated.

	MSRs	Corporate Bonds
Balance, January 1, 2020	$935	$2,650
Purchases	—	1,000
Transfers from Level 2 to Level 3	—	2,028
Fair value adjustments	35	(9)
Calls or Maturities	—	(750)
Balance, December 31, 2020	$970	$4,919

	MSRs	Corporate Bonds
Balance, January 1, 2019	$977	$3,671
Transfers from Level 2 to Level 3	—	2,044
Transfers from Level 3 to Level 2	—	(3,089)
Fair value adjustments	(42)	24
Balance, December 31, 2019	$935	$2,650

As of December 31, 2020, six corporate bonds totaling $4.9 million were reported at their respective purchase prices and as Level 3 assets in the fair value hierarchy as there were no observable market prices for similar investments.

Certain assets are measured at fair value on a nonrecurring basis in accordance with GAAP. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following describes the valuation techniques used by the Company to measure certain assets recorded at fair value on a nonrecurring basis in the financial statements:

Impaired Loans: Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due will not be collected according to the contractual terms of the loan agreement. The measurement of loss associated with impaired loans can be based on either the discounted cash flows of the loan or the fair value of the collateral, if any, less estimated costs to sell, if the loan is collateral-dependent. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. Any given loan may have multiple types of collateral; however, the majority of the Company’s loan collateral is real estate. The value of real estate collateral is generally determined utilizing a market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Company using observable market data (Level 2). However, if the collateral value is significantly adjusted due to differences in the comparable properties or is discounted by the Company because of lack of marketability, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant or the net book value on the applicable business’ financial statements if not considered significant. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Fair value adjustments are recorded in the period incurred as provision for loan losses on the consolidated statements of operations.

Other Real Estate Owned, net: OREO is measured at fair value less estimated costs to sell, generally based on an appraisal conducted by an independent, licensed appraiser, or using other methods such as a brokered price opinion of a third-party real estate agent. If the collateral value is significantly adjusted due to differences in the comparable properties, or is discounted by the Company because of lack of marketability, then the fair value is considered Level 3. Fair value adjustments, if any, are recorded in the period incurred and included in other noninterest expense on the consolidated statements of operations.

The following tables summarize assets that were measured at fair value on a nonrecurring basis as of the dates stated.

		Fair Value Measurements as of December 31, 2020 Using
	Balance as of December 31, 2020	Level 1	Level 2	Level 3
Impaired loans, net	$9,276	$—	$—	$9,276
Other real estate owned, net	684	—	—	684

		Fair Value Measurements as of December 31, 2019 Using
	Balance as of December 31, 2019	Level 1	Level 2	Level 3
Impaired loans, net	$4,084	$—	$—	$4,084
Other real estate owned, net	1,916	—	—	1,916

The following tables present quantitative information about Level 3 fair value measurements as of the dates stated.

	Balance as of December 31, 2020	Valuation Technique	Unobservable Input	Range (Weighted Average)
Impaired loans, net	$9,276	Discounted appraised value	Selling Cost Lack of Marketability	7% 13%-93% (48%)
		Discounted cash flows	Discount Rate	6%-7% (6%)
		Enterprise Value ("EV")	EV Multiple	7.0-13.5 (7.2)
Other real estate owned, net	$684	Discounted appraised value	Selling Cost Lack of Marketability	7%-39% (18%) 40%-60% (44%)

Of the $9.3 million of impaired loans as of December 31, 2020, $4.7 million were evaluated for impairment using an EV valuation technique, as the Company owns a percentage of nationally syndicated loans to two publicly traded companies. EV is estimated using a multiple of earnings before income taxes, depreciation, and amortization (“EBITDA”). EBITDA estimates were developed based on historical and projected performance of these companies while the EV multiple was derived based on publicly available data of these borrower’s respective peer companies and industries.

	Balance as of December 31, 2019	Valuation Technique	Unobservable Input	Range (Weighted Average)
Impaired loans, net	$4,084	Discounted appraised value	Selling Cost Lack of Marketability	7% 13%-100% (24%)
		Discounted cash flows	Discount Rate	6%-7% (6%)
Other real estate owned, net	$1,916	Discounted appraised value	Selling Cost Lack of Marketability	6%-10% (8%) 18%-100% (47%)

The carrying values of cash and due from banks, interest-earning deposits, federal funds sold or purchased, noninterest-bearing deposits, interest-bearing deposits, and securities sold under repurchase agreements are payable on demand, or are of such short duration, that carrying value approximates market value (Level 1).

The carrying values of certificates of deposit, loans held for sale, and accrued interest receivable are payable on demand, or are of such short duration, that carrying value approximates market value (Level 2).

The carrying value of restricted securities approximates fair value based on the redemption provisions of the issuer.

The fair value of performing loans is estimated by discounting the future cash flows using two sets of data sources. First, recent originations, occurring over the prior twelve months, were evaluated, and second, market data showing originations over the prior three months were evaluated. The selected rate was the greater of the two sources. For all loans other than a selective consumer loan portfolio, credit loss severity rates were calculated using the probability of default and the loss given default percentages derived from market data. For the selective consumer loan portfolio, historical delinquency data were obtained by the servicer of the portfolio. The fair value of impaired loans is measured as described within the Impaired Loans section of this note. The fair value of loans does consider the lack of liquidity and uncertainty in the market that might affect the valuation.

Time deposits are presented at estimated fair value by discounting the future cash flows using recent issuance rates over the prior three months and a market rate analysis of recent offering rates.

The fair value of the Company’s subordinated notes is estimated by utilizing recent issuance rates for subordinated debt offerings of similar issuer size.

The fair value of the FHLB advances is estimated by discounting the future cash flows using current interest rates offered for similar advances.

Commitments to extend and standby letters of credit are generally not sold or traded. The estimated fair values of off-balance sheet credit commitments, including standby letters of credit and guarantees written, are not readily available due to the lack of cost-effective and reliable measurement methods for these instruments.

The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair value of financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company’s overall interest rate risk.

The following tables summarize financial assets and liabilities at carrying values and estimated fair values on a nonrecurring basis as of the dates stated.

	Carrying Value as of	Fair Value as of	Fair Value Measurements as of December 31, 2020 Using
	December 31, 2020	December 31, 2020	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from banks	$8,754	$8,754	$8,754	$—	$—
Interest-earning deposits	27,180	27,180	27,180	—	—
Federal funds sold	773	773	773	—	—
Certificates of deposit	1,018	1,018	—	1,018	—
Restricted securities	4,385	4,385	—	—	4,385
Loans receivable, net	1,041,604	1,047,081	—	—	1,047,081
Loans held for sale	4,004	4,004	—	4,004	—
Accrued interest receivable	4,822	4,822	—	4,822	—
Financial Liabilities:
Noninterest-bearing demand deposits	$197,570	$197,570	$197,570	$—	$—
Savings and interest-bearing demand deposits	443,788	443,788	443,788	—	—
Time deposits	377,041	385,556	—	—	385,556
Securities sold under repurchase agreements	1,180	1,180	1,180	—	—
FHLB advances	10,000	9,856	—	9,856	—
FRB advances	26,412	26,412	26,412	—	—
Subordinated notes, net	31,111	33,389	—	—	33,389

	Carrying Value as of	Fair Value as of	Fair Value Measurements as of December 31, 2019 Using
	December 31, 2019	December 31, 2019	Level 1	Level 2	Level 3
Financial Assets:
Cash and due from banks	$6,096	$6,096	$6,096	$—	$—
Interest-earning deposits	34,358	34,358	34,358	—	—
Federal funds sold	1,359	1,359	1,359	—	—
Certificates of deposit	2,754	2,754	—	2,754	—
Restricted securities	5,706	5,706	—	—	5,706
Loans receivable, net	916,628	910,678	—	—	910,678
Loans held for sale	1,231	1,231	—	1,231	—
Accrued interest receivable	3,035	3,035	—	3,035	—
Financial Liabilities:
Noninterest-bearing liabilities	$137,933	$137,933	$137,933	$—	$—
Savings and other interest-bearing deposits	382,607	382,607	382,607	—	—
Time deposits	389,900	392,562	—	—	392,562
Securities sold under repurchase agreements	6,525	6,525	6,525	—	—
FHLB advances	45,000	44,936	—	44,936	—
Subordinated notes, net	31,001	32,552	—	—	32,552

Note 22. Parent Company Financial Statements

The following tables present condensed financial statements of Bay Banks of Virginia, Inc. as of and for the periods stated.

CONDENSED BALANCE SHEETS	December 31, 2020	December 31, 2019
ASSETS
Cash and due from non-affiliated banks	$24,156	$30,213
Interest-earning deposits	357	309
Certificates of deposit	770	770
Investments in subsidiaries	132,555	127,956
Other assets	1,851	1,411
Total assets	$159,689	$160,659
LIABILITIES AND SHAREHOLDERS' EQUITY
Subordinated notes, net of unamortized issuance costs	$31,111	$31,001
Deferred compensation plan	1,280	1,082
Other borrowings	1,251	1,525
Other liabilities	3,069	866
Total liabilities	36,711	34,474
Total shareholders’ equity	122,978	126,185
Total liabilities and shareholders’ equity	$159,689	$160,659

	Year ended December 31,
CONDENSED STATEMENTS OF OPERATIONS	2020	2019
Interest income	$11	$12
Interest expense	2,038	911
Net interest expense	(2,027)	(899)
Other income	234	192
Noninterest income	234	192
Noninterest expense	2,992	1,437
Loss before income taxes and equity in undistributed earnings of subsidiaries	(4,786)	(2,144)
Income tax benefit	(704)	(450)
Loss before equity in undistributed earnings of subsidiaries	(4,082)	(1,694)
Equity in undistributed (loss) earnings of subsidiaries	(444)	8,752
Net (loss) income	$(4,526)	$7,058

	Year ended December 31,
CONDENSED STATEMENTS OF CASH FLOWS	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(4,526)	$7,058
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Amortization of subordinated notes issuance costs	110	40
Share-based compensation expense	508	396
Equity in undistributed earnings of subsidiaries	445	(8,752)
(Increase) decrease in other assets	(276)	961
Increase (decrease) in other liabilities	2,401	(466)
Net cash used in operating activities	(1,338)	(763)
Cash Flows from Investing Activities:
Investment in subsidiaries	(4,000)	(8,000)
Net cash used in investing activities	(4,000)	(8,000)
Cash Flows from Financing Activities:
Stock options exercised, net	88	11
Purchases of common stock	(759)	(580)
Issuance of subordinated notes, net of issuance costs	—	24,068
Net cash (used in) provided by financing activities	(671)	23,499
Net (decrease) increase in cash and due from banks (including interest-earning deposits)	(6,009)	14,736
Cash and cash equivalents (including interest-earning deposits) at beginning of period	30,522	15,786
Cash and cash equivalents (including interest-earning deposits) at end of period	$24,513	$30,522

Note 23. Subsequent Events

On January 31, 2021, the Company completed the Blue Ridge Merger. At closing, the Company merged with and into Blue Ridge, with Blue Ridge continuing as the surviving corporation. Immediately following the Blue Ridge Merger, the Bank merged with and into Blue Ridge Bank, N.A., the wholly owned bank subsidiary of Blue Ridge. The Company’s shareholders received 0.5000 shares of Blue Ridge’s common stock in exchange for each share of the Company’s common stock held, plus cash in lieu of any fractional shares, resulting in Blue Ridge issuing 6,627,558 shares with an aggregate fair market value of $124.8 million based on the closing price of the Blue Ridge’s common stock at January 29, 2021, the last trading day prior to the effective date of the Blue Ridge Merger, and paying $3.4 thousand in cash. In addition, options to purchase 198,362 shares of the Company’s common stock, whether vested or unvested, were converted to options to acquire 99,176 shares of Blue Ridge’s common stock at an estimated fair value of $472 thousand as of the merger date.